Exhibit 10.1

$185,000,000

TERM LOAN FACILITY

for

NORDURAL hf

arranged by

THE ROYAL BANK OF SCOTLAND PLC

BNP PARIBAS S.A.

and

FORTIS BANK (NEDERLAND) N.V.

SENIOR FACILITY AGREEMENT

THIS AGREEMENT is dated 2 September 2003 and is between:

(1)	NORDURAL hf (Registered No: 570297-2609) as borrower (the “Borrower”);

(2)	THE ROYAL BANK OF SCOTLAND PLC, BNP PARIBAS S.A. and FORTIS BANK (NEDERLAND) N.V. as arrangers (each an “Arranger” and together the “Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as banks (the “Banks” );

(4)	BNP PARIBAS S.A. as account bank (in this capacity the “Account Bank” );

(5)	THE ROYAL BANK OF SCOTLAND PLC as agent (in this capacity the “Agent”); and

(6)	BNP PARIBAS S.A. as security trustee (in this capacity the “Security Trustee” ).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Agreement” means the account agreement to be entered into on or prior to Financial Close between the Borrower, the Account Bank, the Security Trustee and the Agent.

“Additional Cost Rate” has the meaning given to it in Schedule 7 (Mandatory Cost Formulae).

“Additional Shareholder Funding” means the provision of funds to the Borrower by the Shareholder or any Affiliate of the Shareholder in the form of:

(a)	a subscription for share capital; and/or

(b)	the provision of Subordinated Loans, and/or

(c)	any other form of capital contribution,

in each case in accordance with the terms of the Sponsor Funding Agreement and the Intercreditor Agreement.

“Affiliate” means, with respect to any company or a Bank, a Subsidiary or a Holding Company of that company or any other Subsidiary of a Holding Company of that Company.

“Agency” includes, in relation to a state or supranational organisation, any agency, authority, central bank, department, government, legislature, ministry, official or public person (whether autonomous or not) of, or of the government of, that state or supranational organisation.

“Aluminium Hedging Agreement” means any agreement relating to the hedging of the aluminium price entered or to be entered into by the Borrower in accordance with Clause 16.20 (Hedging).

“Aluminium Hedging Counterparty” means any financial institution that is a counterparty to an Aluminium Hedging Agreement entered into by the Borrower.

“Amounts Payable” means, in respect of any Repayment Date, the aggregate of:

(a)	Financing Costs; and

(b)	Financing Principal (within paragraph (b) of the definition thereof); and

(c)	Permitted Payments (including those payable from amounts transferred to the Onshore Proceeds Account),

due on such Repayment Date.

“Anode Supply Agreement” means the anode supply agreement dated 7th May, 1997 between VAW Aluminium AG (now Hydro Aluminium Deutschland GmbH) and the Borrower as amended and restated on 15 June 2000.

“Authorised Investment” has the meaning given to it in the Account Agreement.

“Banks’ Adviser” means the Banks’ Insurance Adviser, the Banks’ Aluminium Market Adviser, the Banks’ Model Adviser or the Banks’ Technical Adviser (as the context requires).

“Banks’ Aluminium Market Adviser’ means Metal Bulletin Research of 16 Lower Marsh, London SE1 7RJ or such other firm of advisers on the aluminium market as may be appointed pursuant to Clause 27 (Advisers),

“Banks’ Insurance Adviser” means Bankrisk Services, a division of Marsh UK Limited of Tower Place, London, EC3R 5BU or such other firm of insurance advisers as may be appointed pursuant to Clause 27 (Advisers).

“Banks’ Model Adviser” means PriceWaterhouseCoopers of One Embankment Place, London WC2N 6NN or such other firm of model audit advisers as may be appointed pursuant to Clause 27 (Advisers).

“Banks’ Technical Adviser” means Hatch Associates Ltd. of Regal House, London Road, Twickenham, Middlesex, TW1 3QQ or such other independent firm of consultant engineers as may be appointed pursuant to Clause 27 (Advisers).

“Base Case Repayment Instalment” means each instalment for repayment of the Loan calculated as the percentage for each Repayment Date of the Loan Outstanding on the expiry of the Commitment Period set out in the table in Clause 6.1, as any such instalment may thereafter be reduced by any prepayments pursuant to Clause 7 (Prepayment and Cancellation) and/or Clause 14 (Illegality).

“Billiton Pledge” means the pledge agreement dated 28 August 2000 by Billiton Marketing A.G. in favour of the Borrower.

“Building Permit” means each building licence issued by the Joint Building Committee of the Municipalities of Hvalfjardarstrandarhreppur and Skilmannahreppur.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London and New York.

“Calculation Date” means the first Repayment Date and each subsequent Repayment Date in each year until but excluding the Final Repayment Date, provided that any adjustment pursuant to Clause 10.6 shall be ignored for this purpose.

“Calculation Period” means:

(a)	the period of eleven months ending on the first Calculation Date;

(b)	each period of twelve months ending on each subsequent Calculation Date; or

(c)	for the purposes of Clause 6.2.1(b) (Deferrals) and Clause 7.4 (Mandatory Prepayments), each period of six months ending on the subsequent Calculation Date.

“Cash Available for Debt Service” means, for a period, Gross Revenues received or for the purposes of Clause 18 (Forecasts) projected to be received during that period, less the aggregate of the Permitted Payments paid or for the purposes of Clause 18 (Forecasts) projected to be paid during that period provided that, for the purposes of determining the Loan Life Cover Ratio, there shall be excluded from Permitted Payments so deducted Permitted Payments in respect of Financial Indebtedness.

“Cash Collateral” means, in relation to a Debt Service Reserve L/C, cash cover equal to the face amount of that Debt Service Reserve L/C and which is provided on terms acceptable to the Agent (acting reasonably).

“Charge and Assignment” means the English Law charge and assignment to be entered into on or prior to Financial Close between the Borrower and the Security Trustee.

“Commitment” means:

(a)	in relation to a Bank which is a Bank on the date of this Agreement, the amount in Dollars set opposite its name in Schedule 1 and the amount of any other Bank’s Commitment acquired by it under Clause 26 (Changes to the Parties); and

(b)	in relation to a Bank which becomes a Bank after the date of this Agreement, the amount of any other Bank’s Commitment acquired by it under Clause 26 (Changes to the Parties),

to the extent not cancelled, transferred or reduced under this Agreement.

“Commitment Period” means the period from the date of this Agreement up to and including the date falling one month after the date of this Agreement.

“Compensation” means:

(a)	all consideration received by the Borrower in respect of the partial or total nationalisation, expropriation or compulsory purchase of the Project Facilities or any interest in the Project Facilities;

(b)	any sum payable to or for the account of the Borrower in respect of the release, inhibition, modification, suspension or extinguishment of any rights, easements or covenants enjoyed by or benefiting the Project Facilities, or the imposition of any restrictions affecting the Project Facilities, or the grant of any easement or rights over or affecting the Project Facilities or any part of them; and

(c)	any sum payable to or for the account of the Borrower in respect of the refusal, revocation, suspension or modification of any authorisation or exemption subject to conditions, or any other official order or notice restricting the construction or operation of the Project Facilities;

but excluding Insurance Proceeds and any Revenue Damages.

“Computer Model” means the computer model in the form accepted by the Agent pursuant to Clause 4.1 (Documentary Conditions Precedent) which uses the Forecast Assumptions to produce financial projections and projected cash flows and represented by material contained in or on computer discs, printouts and the analyses comprising the Forecast as it may be revised or replaced from time to time in accordance with this Agreement.

“Confidentiality Agreement” means, at any time, the confidentiality undertaking substantially in the form recommended by the Loan Market Association from time to time, extended to take effect for the benefit of the Borrower as well as the Agent, or in any other form agreed between the Borrower and the Agent.

“Construction Contract” means each agreement entered into by the Borrower in respect of the construction of the Project Expansion as set out in Schedule 6 (Construction Contracts).

“Consultancy Assignment Agreement” means the German law assignment agreement to be entered into on or prior to Financial Close between the Borrower and the Security Trustee relating to the Technology Consultancy Agreement.

“Contract of Affreightment” means the contract of affreightment dated 16th May 2003 between BHP Billiton Marketing A.G. and the Borrower.

“Contractor” means each person party to a Construction Contract (other than the Borrower).

“Co-operation Agreement” means the co-operation agreement dated 19th January, 2000 between the Borrower and VAW Aluminium-Technologie GmbH (now Hydro Aluminium Technologie GmbH).

“Debt Service Cover Ratio” means, in relation to a Calculation Period, the ratio of A:B where:

A	is the Cash Available for Debt Service for that period; and

B	is the Senior Debt Service Obligations for that period (after deducting any amount of principal repayment falling due in such period that the Borrower is permitted to defer in accordance with the provisions of Clause 6.2 (Deferrals)), and, as at any Calculation Date, the Debt Service Cover Ratio for the applicable Calculation Period ending on that Calculation Date.

“Debt Service Reserve Account” has the meaning given to it in the Account Agreement.

“Debt Service Reserve L/C” means each letter of credit in place pursuant to Clause 6 of the Account Agreement substantially in the form set out in Schedule 9 (Form of Debt Service Reserve L/C) or such other form as the Agent (acting reasonably) may agree with the Borrower and with an initial duration of at least one year.

“Declaration of Pledge” means the Icelandic law declaration of pledge to be entered into on or prior to Financial Close between the Borrower and the Security Trustee.

“Default” means an Event of Default or an event or circumstance which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition set out in Clause 17 (Events of Default) (or any combination of the foregoing), would constitute an Event of Default provided that any such event which by reason of express provisions in any Finance Document requires the satisfaction of a condition as to materiality before it may become an Event of Default shall not be a Default unless that condition is satisfied.

“Deferral Certificate” has the meaning given to that term in Clause 6.2.3.

“Deferral Conditions” has the meaning given to that term in Clause 6.2 (Deferrals).

“Deferral Instalment” means any Base Case Repayment Instalment or the portion thereof that is not repaid by the Borrower on a Repayment Date as a result of the operation of the provisions of Clause 6.2 (Deferrals), being an amount equal to such Base Case Repayment Instalment less the relevant Deferral Repayment Instalment.

“Deferral Repayment Instalment” means each instalment for repayment of the Loans referred to in Clause 6.2 (Deferrals).

“Determination Date” means in respect of any Repayment Date or Calculation Date, the date falling on the Business Day after the Ratios have been finally determined in accordance with Clause 18 (Forecasts).

“Direct Agreement” means each of:

(a)	the direct agreements in the agreed form between the Borrower, the Security Trustee and (respectively):

(i)	the Ministry of Industry, the Treasury and the Shareholder (relating to the Investment Agreement and the Smelter Site Agreement);

(ii)	Landsvirkjun (relating to the Power Contract);

(iii)	BHP Billiton Marketing A.G. (relating to the Tolling Conversion Agreement); and

(iv)	the Harbour Fund (relating to the Harbour Agreement and the Harbour Usage Agreement);

(b)	the letters in the agreed form (if any) from the Security Trustee to the Borrower and each person listed below, and acknowledgements from the Borrower and each person listed below:

(i)	Hydro Aluminium Technologie GmbH (relating to the Technology Consultancy Agreement);

(ii)	Hydro Aluminium Deutschland GmbH (relating to the Anode Supply Agreement); and

(c)	the Landsbanki Direct Agreement,

and any other agreement designated as such by the Borrower and the Agent from time to time.

“Discounted Cash Available for Debt Service” means, as at any Calculation Date, the Cash Available for Debt Service projected for the period from the Calculation Date on the basis of the Computer Model to the Final Repayment Date discounted back to that Calculation Date at the applicable Discount Rate.

“Discount Rate” means, as at any Calculation Date with respect to Cash Available for Debt Service for any period, the discount rate calculated as follows:

(a)	if an Interest Rate Hedging Agreement has not been entered into in respect of interest payments due for any period in respect of the Outstanding Senior Debt or part of the Outstanding Senior Debt prior to the Final Repayment Date, the interest rate applicable to such unhedged amounts shall be the sum of (i) the relevant fixed swap rate determined in accordance with Clause 18.10 to be the prevailing market rate in respect of such amounts for that period, and (ii) the weighted average of the relevant prevailing Margin applicable to the

Outstanding Senior Debt for that period (taking into account applicable increases with respect to the Loan contemplated in the definition of “Margin” herein); and

(b)	if an Interest Rate Hedging Agreement has been entered into in respect of interest payments due for any period in respect of the Outstanding Senior Debt or part of the Outstanding Senior Debt, for the period to which such Interest Rate Hedging Agreement applies, the interest rate applicable to such hedged amounts shall be the sum of (i) the fixed rate payable under that Interest Rate Hedging Agreement, and (ii) the weighted average of the relevant prevailing Margin applicable to the Outstanding Senior Debt (taking into account applicable increases with respect to the Loan contemplated in the definition of “Margin” herein), and the Discount Rate applicable to the Cash Available for Debt Service for each period shall be, if there are no hedged amounts for that period, the interest rate determined in accordance with paragraph (a) above, and if the entire Outstanding Senior Debt is hedged for that period, the interest rate determined in accordance with paragraph (b) above, and if part only of the Outstanding Senior Debt for that period is hedged, the weighted average of the interest rate determined in accordance with paragraph (a) for the unhedged amounts and the interest rate determined in accordance with paragraph (b) for the hedged amounts.

“Distribution” means:

(a)	a dividend or other distribution (in cash or in kind) in respect of the share capital of the Borrower;

(b)	any payment (including, without limitation, principal or interest) in respect of any Shareholder Debt;

(c)	any payment (including without limitation, principal or interest) in respect of any Subordinated Debt; and

(d)	management fees and expenses payable to the Shareholder in excess of $375,000 in any financial year.

“Distributions Account” has the meaning given to it in the Account Agreement.

“Dividend Reserve Account” shall have the meaning given to it in the Account Agreement.

“Documents” means the Finance Documents and the Project Contracts

“Dollars” or “$” means the lawful currency for the time being of the United States of America.

“Drawdown Date” means the date of the advance of the Loan.

“DSCR Certificate” shall mean the certificate delivered by the Borrower to the Agent as described in Clause 18.9.3.

“Economic Assumptions” means the economic assumptions as set out in part 4 of the Model Assumption Book, in each case as input into the Computer Model.

“Environmental Approval” means any authorisation of any kind required under any Environmental Law applicable to the Project and/or the Borrower.

“Environmental Claim” means any claim by any person as a result of or in connection with any violation of Environmental Law and/or any Environmental Approval and/or any Environmental Contamination which could give rise to any remedy or penalty against (whether interim or final) or liability of the Borrower or any Finance Party.

“Environmental Contamination” means each of the following and their consequences:

(a)	any release, emission, leakage or spillage of any Substances at or from the Site into any part of the environment; or

(b)	any accident, fire, explosion or sudden event at the Site which is directly or indirectly caused by or attributable to any Substances; or

(c)	any other pollution of the environment at or from the Site other than as permitted pursuant to the Environmental Operating Permit (save to the extent that any such pollution permitted pursuant to the Environmental Operating Permit gives rise to an Environmental Claim).

“Environmental Guidelines” means the World Bank and International Finance Corporation (“IFC”) guidelines including, without limitation, the World Bank Pollution Prevention and Abatement Handbook, the World Bank General Environmental Guidelines and the IFC General Health and Safety Guidelines as they apply to the Project from time to time pursuant to the adoption by the Agent of the “Equator Principles” on 4 June 2003.

“Environmental Law” means any applicable Icelandic or European Economic Area law, regulation or directive concerning the protection of human health or the environment or concerning Substances.

“Environmental Operating Permit” means the environmental operating permit issued to the Borrower for the Project by the Government on 26th March, 1997.

“Excess Cash” means, as of a Repayment Date, after first deducting (without double counting) all withdrawals which the Borrower may make pursuant to sub-paragraphs (a) through to (i) (inclusive) of paragraph 2 of Schedule 3 to the Account Agreement on such Repayment Date, an amount equal to the aggregate of the credit balances on each of the Project Accounts (other than, in each case after the Borrower has provided reasonable evidence to the Banks’ Technical Adviser in relation to the proposed use of the relevant amounts) credit balance amounts standing to the credit of the Compensation Account (to the extent that amounts in such account are to be applied by the Borrower to the reinstatement or repair of the asset in relation to which the relevant payment arose within the following six month period) and amounts standing to the credit of the Insurance Account (to the extent that amounts in such account are to be applied in respect of the costs of repair, restoration or replacement of the Project Facilities or part thereof in accordance with paragraphs 7.3 to 7.6 of Schedule 8)) which, if the amount so calculated is negative, shall be deemed to be zero.

“Expert” means an expert appointed in accordance with Clause 18.5.3 (Submissions to the Expert).

“Event of Default” means an event specified as such in Clause 17.1 (Events of Default).

“Facility” means the $185,000,000 term loan facility, the terms of which are set out in this Agreement.

“Facility Office” means the office(s) notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

“Fee Letter” means each letter dated on or about the date of this Agreement (or, in respect of arrangement and participation fees, the engagement letter dated 2 May 2003 together with supplemental letter dated 2 May 2003 and amended and restated supplemental letter dated 24 July 2003) between certain Finance Parties and the Borrower setting out the amount of various fees referred to in Clause 20 (Fees).

“Final Repayment Date” means 30 June 2018, as adjusted by deducting six months for each Base Case Repayment Instalment which is prepaid in full and in inverse order of maturity pursuant to Clauses 7.1 (Voluntary Prepayment), Clause 7.3 (Additional Right of Prepayment and Cancellation) or Clause 7.4 (Mandatory Prepayment).

“Finance Document” means:

(a)	this Agreement;

(b)	a Security Document;

(c)	the Intercreditor Agreement;

(d)	the Account Agreement;

(e)	a Hedging Agreement to the extent the Hedging Bank accedes to the Intercreditor Agreement;

(f)	a Direct Agreement;

(g)	the Sponsor Funding Agreement;

(h)	the Debt Service Reserve L/C; and

(i)	a Novation Certificate,

or any other document designated as such by the Agent and the Borrower.

“Finance Party” means an Arranger, a Bank, a Hedging Bank which accedes to the Intercreditor Agreement, the Account Bank, the Agent or the Security Trustee.

“Financial Close” means the date on which the Agent notifies the Borrower and the Banks that it has received all of the documents and/or evidence set out in Schedule 2 in the agreed form (if any) or otherwise in form and substance satisfactory to the Majority Banks.

“Financial Indebtedness” means any indebtedness (whether present, future, actual or contingent) in respect of:

(a)	moneys borrowed or debit balances at banks and other financial institutions;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance or documentary credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset (excluding for the avoidance of doubt any deferred payment obligations entered into in the ordinary course of trade and which do not involve the deferral of payment of any sum for more than 90 days);

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any currency swap (other than a foreign exchange agreement for spot delivery entered into in the ordinary course of business) interest swap, cap, commodity swap, collar arrangement, forward currency transactions or any other derivative instrument;

(h)	any transaction which involves or has the commercial effect of the borrowing of base or precious metals or other minerals as part of an arrangement for or in substitution for the raising of finance;

(i)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(j)	any guarantee, indemnity, letter of credit or similar assurance in respect of any indebtedness of the type described in paragraphs (a) to (i) above of any person.

“Financing Costs” means:

(a)	interest, fees, commissions and costs payable by the Borrower under the Finance Documents;

(b)	interest payable by the Borrower on the Site Obligations and Harbour Loan under the Smelter Site Agreement and the Replacement Harbour Loan Agreement respectively;

(c)	amounts payable by the Borrower under Clause 11 (Taxes), by virtue of market disruption provisions under Clause 12 (Market Disruption), Clause 13 (Increased Costs), Clause 22 (Stamp Duties) and Clause 23 (Indemnities) of this Agreement;

(d)	amounts payable by the Borrower under any Hedging Agreement;

(e)	any value added or other taxes payable by the Borrower in respect of the above,

less any amount receivable by the Borrower under any Hedging Agreement.

“Financing Principal” means:

(a)	principal amounts outstanding under this Agreement; and

(b)	principal amounts outstanding (including capitalised interest) of the Site Obligations and the Harbour Loan pursuant to the Smelter Site Agreement and the Replacement Harbour Loan Agreement respectively.

“First Amendment to the Investment Agreement” means the first amendment to the Investment Agreement entered into between the Ministry of Industry and Commerce, the Shareholder and the Borrower dated 14 June 2000 amending the Investment Agreement.

“First Amendment to the Power Contract” means the first amendment to the Power Contract entered into between the Borrower and Landsvirkjun on 29th October, 1999 amending the Power Contract.

“First Amendment to the Tolling Conversion Agreement” means the first amendment to the Tolling Conversion Agreement originally entered into between Billiton Marketing B.V. and the Borrower dated 16 June 2000 amending the Tolling Conversion Agreement in respect of which the rights and obligations of Billiton Marketing B.V. were novated to Billiton Marketing A.G. in August 2000.

“First Forecast” means the base case forecast approved by the Banks’ Model Adviser and agreed by the Borrower and initialled for the purposes of identification by the Agent and the Borrower.

“First Repayment Date” means 30 November 2003 (as adjusted, if appropriate, pursuant to Clause 10.6 (Non-Business Days)).

“Forecast” means the results of running the Computer Model in accordance with the provisions of (and on the basis of the assumptions agreed in) Clause 18 (Forecasts).

“Forecast Assumptions” means each of the Economic Assumptions and the Technical Assumptions.

“General Bond” means the Icelandic law general bond to be entered into on or prior to Financial Close between the Borrower and the Security Trustee.

“Good Industry Practice” means the exercise of that degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking as the Borrower under the same or similar circumstances.

“Government” means the Government of the Republic of Iceland.

“Gross Revenues” means, for any relevant period, all moneys received by the Borrower during that period including, without limitation:

(a)	moneys received pursuant to the Project Contracts;

(b)	any Loss of Revenue Insurance Proceeds;

(c)	any Revenue Damages;

(d)	amounts representing interest on any Project Account and income of any kind in respect of Authorised Investments made out of moneys standing to the credit of any Project Account to the extent that such amounts of interest and/or income are transferred to the Proceeds Account;

(e)	all other amounts (including any such amounts as are of a non-recurring or extraordinary nature) received by the Borrower during the relevant period; and

(f)	moneys received or receivable pursuant to any Aluminium Hedging Agreements (less moneys paid or payable pursuant to the Aluminium Hedging Agreements); and

(g)	amounts representing value added taxes or similar taxes in respect of the foregoing and all refunds of Tax of any kind,

but excluding:

(i)	Insurance Proceeds (other than Loss of Revenue Insurance Proceeds);

(ii)	any amounts receipt of which gives rise to an obligation to prepay the Loan in accordance with Clause 7.4.1(a)(ii) (Mandatory Prepayments);

(iii)	amounts paid to the Borrower under the Finance Documents;

(iv)	amounts paid to the Borrower under the Smelter Site Agreement and/or the Replacement Harbour Loan Agreement in respect of the Site Obligations and/or the Harbour Loan;

(v)	any moneys received in respect of shares in the Borrower and Financial Indebtedness; and

(vi)	Compensation.

“Group Company” means each of the Borrower, the Shareholder and any Shareholder Affiliate which becomes a party to the Sponsor Funding Agreement pursuant to Clause 13 thereof and the Intercreditor Agreement pursuant to Clause 23.11 thereof.

“Grundartangi Aluminium Smelter” or “Smelter” means the aluminium reduction plant and related facilities constructed, owned and operated by the Borrower on the Smelter Site that had an initial annual production capacity of approximately 60,000 tonnes of aluminium and, following the completion of the Project Expansion, has an annual production capacity of approximately 90,000 tonnes of aluminium.

“Harbour Agreement” means the harbour agreement dated 7th August, 1997 between the Harbour Fund and the Borrower.

“Harbour Area” has the meaning given to that term in the Harbour Agreement as in effect on the date of this Agreement.

“Harbour Fund” means the Grundartangi Harbour Fund, an independent public fund jointly owned by the Municipalities of Hvalfjardarstrandarhreppur, Innri-Akraneshreppur, Leirar and Melahreppur, Skilmannahreppur, the Township of Akranes and by all Districts of the Counties of Borgarfjardarsysla and Myrasysla other than those above mentioned.

“Harbour Loans” means the loans in an aggregate amount of $3,000,000 plus capitalised interest (if any) provided under the Replacement Harbour Loans Agreement.

“Harbour Usage Agreement” means the harbour usage agreement dated 12th June, 1997 between the Harbour Fund, Icelandic Alloys Limited and the Borrower.

“Hedging Agreement” means any interest rate or foreign currency hedging agreement entered into by the Borrower pursuant to and in accordance with Clause 16.20 (Hedging).

“Hedging Bank” means any financial institution which is a counterparty to a Hedging Agreement entered into by the Borrower.

“Holding Company” in relation to a person, means an entity of which that person is a Subsidiary.

“Industrial Licence” means the industrial licence issued or to be issued by Magistrates Court at Borgames pursuant to a power delegated by the Ministry of Industry.

“Information Memorandum” means the Information Memorandum dated 10 June 2003 prepared by the Arrangers in consultation with and as agreed with the Borrower in connection with syndication of the Facility.

“Initial Shareholder Distribution” means the amount of up to $30,000,000 specified by the Borrower in the Request to be transferred to the Distributions Account out of the Loan advanced to the Borrower.

“Insurance Account” has the meaning given to it in the Account Agreement.

“Insurance Proceeds” means all proceeds of insurance payable to or received by the Borrower.

“Insurances” means all contracts and policies of insurance and re-insurance of any kind which are taken out by or on behalf of the Borrower in accordance with Clause 16.33 (Insurance) or (to the extent of its interest) in which the Borrower has an interest.

“Intercreditor Agreement” means the intercreditor agreement to be entered into on or about or prior to Financial Close between the Borrower, the Shareholder, each Bank, each Hedging Bank, the Agent and the Security Trustee.

“Interest Period” means each period determined in accordance with Clause 8 (Interest Periods).

“Interest Rate Hedging Agreement” means any interest rate hedging agreement entered or to be entered into between the Borrower and a Hedging Bank pursuant to Clause 16.20 (Hedging).

“Investment Agreement” means the investment agreement dated 7th August, 1997 between the Ministry of Industry, the Shareholder and the Borrower, as amended by the First Amendment to the Investment Agreement.

“Key Licence” means each of:

(a)	the Environmental Operating Permit;

(b)	the Industrial Licence; and

(c)	the Operating Permit.

“Key Project Contract” means each Project Contract to which a Major Project Party is a party.

“Landsbanki Direct Agreement” means the letter dated on or about the date hereof from the Security Trustee to Landsbanki Islands hf, the National Debt Management Agency and the Borrower.

“Legal Opinions” means the legal opinions listed in paragraph 13 of Schedule 2.

“LIBOR” means:

(a)	the rate per annum which appears on Telerate Page 3750; or

(b)	if no such rate appears, the arithmetic mean (rounded upward to four decimal places) of the offered quotations which appear on the relevant page (if any) on the Reuters Monitor Money Rates Service (or such other service as may replace the Reuters Monitor Money Rates Service for the purposes of displaying London interbank offered rates of leading banks); or

(c)	if no such rate appears on the Telerate Screen and one only or no such offered quotation appears on the relevant page of the Reuters Screen or there is no relevant page on the Reuters Screen the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, at or about 11.00 a.m. two Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars for a period comparable to the relevant Interest Period.

For the purposes of this definition “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 for that service) or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in the currency concerned.

“LME Cash Price” means the London Metal Exchange cash sellers quotation in Dollars per tonne for high grade aluminium as published by Metal Bulletin “Aluminium High Grade cash sellers” or, if no such quotation is published, such alternative internationally recognised quotation for high grade aluminium as the Agent may reasonably select.

“Loan” means, subject to Clause 8 (Interest Periods), the principal amount of the borrowing by the Borrower under this Agreement or the principal amount outstanding of that borrowing.

“Loan Assignment” means any assignment of subordinated loans entered into between the Shareholder and the Security Trustee and/or a Shareholder Affiliate and the Security Trustee pursuant to the Sponsor Funding Agreement.

“Loan Life Cover Ratio” means, at any Calculation Date, the ratio of A:B where:

A	is the aggregate of the Discounted Cash Available for Debt Service (as shown in the then applicable Forecast) and the aggregate of the credit balances on the Debt Service Reserve Account together with the aggregate amount available for drawing under any Debt Service Reserve L/C, the Reserved Cashflow Account (only after deduction of any amounts set out in paragraph 2(a) to (g) of Schedule 3 of the Account Agreement to the extent that such amounts are withdrawn from the account pursuant to Clause 4.2 of the Account Agreement on such date (to the extent such amounts are not treated as Cash Available for Debt Service)) at the Calculation Date; and

B	the aggregate amount of:

(i)	the outstanding amount of the Loan at that time;

(ii)	without double counting:

(1)	the aggregate of principal and capitalised interest outstanding in respect of the Harbour Loans and Site Obligations for the period up to the Final Repayment Date (ignoring for this purpose any adjustments to the Final Repayment Date); or

(2)	if and to the extent that the Harbour Loans and/or Site Obligations have become prematurely due and payable, the aggregate of principal and capitalised interest outstanding in respect of the Harbour Loans and the Site Obligations; and

(3)	the outstanding principal amount of any other Financial Indebtedness incurred by the Borrower (other than Financial Indebtedness owed to the Shareholder or any Affiliate of the Shareholder, any Subordinated Debt, and any amounts owing under any Hedging Agreement or Aluminium Hedging Agreement) at that time.

“Loss of Revenue Insurance Proceeds” means Insurance Proceeds under any business interruption, loss of revenue, delay in start-up, loss of profit or similar Insurances.

“Major Project Parties” means:

(a)	the Shareholder;

(b)	the Ministry of Industry;

(c)	the Treasury;

(d)	Landsvirkjun;

(e)	BHP Billiton Marketing A.G (unless replaced under (i) below);

(f)	Hydro Aluminium Deutschland GmbH (unless replaced under (i) below);

(g)	Hydro Aluminium Technologie GmbH;

(h)	the Harbour Fund; and

(i)	any replacement or additional tollers, alumina suppliers, aluminium purchasers or anode suppliers that enter into contracts with the Borrower to replace or supplement the Borrower’s existing arrangements under the Tolling Conversion Agreement and the Anode Supply Agreement,

and any other person designated as such by both the Borrower and the Agent. “Majority Banks” means, at any time, Banks:

(a)	whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent, of all the Loans then outstanding; or

(b)	if there are no Loans then outstanding, whose Commitments then aggregate more than 66 2/3 per cent, of the Total Commitments; or

(c)	if there are no Loans then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than 66 2/3 per cent. Of the Total Commitments immediately before the reduction.

“Mandatory Cost” means the percentage rate per annum calculated and determined in accordance with and so defined in Schedule 7 (Mandatory Cost Formulae).

“Margin” means, subject to Clause 9.1.2 (Interest Rate):

(a)	at any time from (and including) the date of this Agreement up to (and including) 31 December 2009, 1.45% per annum;

(b)	at any time from (and including) 1 January 2010 up to (and including) 31 December 2013, 1.55% per annum; and

(c)	at any time from (and including) 1 January 2014, 1.65% per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Borrower to perform or comply with its payment or other material obligations under the Documents;

(b)	(i) the interests of the Finance Parties under the Finance Documents; or

(ii)	the business, operations or financial condition of the Borrower; or

(iii)	the Project,

Provided that a material adverse effect solely on the ability of the Borrower to comply with the covenants set out in Clause 16.35.1 or Clause 16.35.2 shall not be treated as a Material Adverse Effect.

“Ministry of Industry” means the Ministry of Industry of the Government of the Republic of Iceland.

“Model Assumption Book” means the model assumption book prepared by the Arranger (and agreed by the Borrower) delivered to the Agent prior to Financial Close.

“Net Worth” means at any applicable Calculation Date the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Borrower and any consolidated revenue reserves and capital reserves and any retained earnings, plus (without double counting):

(a)	any amount credited to the share premium account;

(b)	any capital redemption reserve fund;

(c)	any balance standing to the credit of the consolidated profit and loss account of the Borrower; and

(d)	the outstanding amount of any Additional Shareholder Funding,

but deducting:

(i)	any debit balance on the consolidated profit and loss account of the Borrower;

(ii)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Borrower (but only to the extent arising or acquired following the date of this Agreement);

(iii)	(to the extent included) any amount set aside for taxation, deferred taxation or bad debts not already accounted for in the consolidated profit and loss account;

(iv)	(to the extent included) unless agreed by the Majority Banks any amounts arising from an upward revaluation of assets made at any time after 31 December 2002; and

(v)	any amount in respect of any Distribution declared, recommended or made by the Borrower to the extent such Distribution is not provided for in the most recent financial statements,

and so that no amount shall be included or excluded more than once.

“Novation Certificate” has the meaning given to it in Clause 26.3 (Procedure for Novations).

“Onshore Proceeds Accounts” has the meaning given to that term in the Account Agreement.

“Operating Budget” means a budget itemising the operating expenditures forecast for a financial year of the Borrower in a form which is consistent with the format of the Computer Model.

“Operating Costs” means all costs and expenses incurred by the Borrower in the ordinary course of its business for the purpose of the operation and maintenance of the Project Facilities including but not limited to:

(a)	operating costs and expenses set out in the latest Operating Budget;

(b)	liabilities of the Borrower under the Project Contracts;

(c)	all Insurance premia;

(d)	maintenance expenditure (including, without limitation, expenditure in relation to cell relining);

(e)	capital expenditure on repair and/or replacement of assets up to a maximum aggregate amount of $2,500,000 in any financial year of the Borrower;

(f)	all amounts payable in connection with Aluminium Hedging Agreements (less amounts receivable in connection with Aluminium Hedging Agreements);

(g)	administrative, legal, management, accounting and employee costs (but only to the extent incurred in connection with the operation and maintenance of the Project Facilities);

(h)	all other costs and expenses which the Majority Banks agree may be Operating Costs; and

(i)	any value added tax in respect of any of the above,

but excluding:

(i)	Project Taxes (except for value added tax provided for in paragraph (i) above);

(ii)	Financing Principal;

(iii)	Financing Costs;

(iv)	any other Permitted Financial Indebtedness (except within paragraphs (f) and (g) or (save as covered by Financing Costs and Financing Principal) within Clauses 16.12.4, 16.12.6, 16.12.7 and 16.12.8 of Clause 16.12 (Borrowings)) and related interest, costs and expenses;

(v)	any Distribution;

(vi)	depreciation, other non-cash charges, reserves, amortisation of intangibles and similar book-keeping entries; and

(vii)	capital expenditure or other non-recurring expenditure funded by Additional Shareholder Funding and/or other Permitted Financial Indebtedness.

“Operating Permit” means the operating permit issued on 22nd May, 1997 to the Borrower on behalf of the Occupational Health and Safety Authority together with confirmation that such operating permit applied to the Project Expansion.

“Outstanding Senior Debt” means, as at any Calculation Date, the aggregate of:

(a)	the principal amount of outstanding scheduled Base Case Repayment Instalments;

(b)	the principal amount of outstanding Deferral Instalments; and

(c)	the principal amount of outstanding scheduled repayments in respect of the Site Obligations and Harbour Loan in accordance with the Smelter Site Agreement and the Replacement Harbour Loan Agreement respectively.

“Party” means a party to this Agreement.

“Permitted Financial Indebtedness” means any Financial Indebtedness which the Borrower is permitted to maintain or incur pursuant to Clause 16.12 (Borrowings).

“Permitted Payments” means at any time and/or for the relevant period and without duplication, each of the following amounts paid or, in the case of a Forecast, projected to be payable by the Borrower during that period:

(a)	Operating Costs;

(b)	Project Taxes;

(c)	amounts referred to under Clause 3.1.l(c) (Purpose); and

(d)	such other costs and liabilities as the Borrower and the Majority Banks agree will be Permitted Payments.

“Permitted Security Interest” means:

(a)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue (or any longer period where such overdue amounts do not exceed in aggregate $100,000, the payment of such amounts is being contested in good faith by any appropriate proceedings and unless the enforcement of such lien over the relevant asset is likely, in the reasonable opinion of the Majority Banks, to have a Material Adverse Effect);

(b)	any Security Interest arising under the Security Documents;

(c)	any Security Interest created in favour of Billiton Marketing A.G. pursuant to and in accordance with the terms of the Tolling Conversion Agreement (as in force on the date of this Agreement);

(d)	any Security Interest created under the Smelter Site Agreement, the Harbour Agreement or the Replacement Harbour Loan Agreement (in each case as in force on the date of this Agreement); and

(e)	any Security Interest arising in respect of the Precedent Facility Agreement that will be irrevocably discharged upon the Drawdown Date (or, in respect of any Icelandic general bond, as soon as possible thereafter).

“Power Contract” means the power contract dated 7th August, 1997 between Landsvirkjun and the Borrower, as amended by the First Amendment to the Power Contract.

“Precedent Facility Agreement” means the $167,200,000 senior facility agreement dated 16 June 2000 between Nordural hf as borrower (1), BNP Paribas S.A. and Dresdner Bank AG London Branch as arrangers (2), the financial institutions listed in Schedule 1 thereof as banks (3), BNP Paribas S.A. as account bank (4), BNP Paribas S.A. as agent (5) and BNP Paribas S.A. as security trustee (6).

“Proceeds Account” has the meaning given to it in the Account Agreement.

“Project” means the design, development, financing, construction, testing, commissioning, operation and maintenance of the Grundartangi Aluminium Smelter and the Harbour Area.

“Project Account” has the meaning given to it in the Account Agreement.

“Project Contract” means:

(a)	the Technology Consultancy Agreement;

(b)	the Investment Agreement;

(c)	the Harbour Agreement;

(d)	the Harbour Usage Agreement;

(e)	the Smelter Site Agreement;

(f)	the Power Contract (together with any supplement thereto or replacement thereof);

(g)	the Tolling Conversion Agreement and the First Amendment to the Tolling Conversion Agreement (together with any supplement thereto or replacement thereof);

(h)	the Anode Supply Agreement (together with any supplement thereto or replacement thereof);

(i)	each Aluminium Hedging Agreement;

(j)	the Billiton Pledge; and

(k)	the Replacement Harbour Loan Agreement,

and any other material contract entered into by the Borrower relating to the Project which both the Borrower and Agent designate as a Project Contract.

“Project Expansion” means the completed expansion of the Grundartangi Aluminium Smelter to reach an output level of 89,100 tonnes of aluminium per annum.

“Project Facilities” means:

(a)	the Site; and

(b)	the Project.

“Project Taxes” means all Taxes payable or to be payable by the Borrower.

“Qualifying Issuer” means a bank or financial institution that has a credit rating for its unsecured and unsubordinated long or medium term debt of at least A with Standard & Poor’s.

“Ratio” means the Debt Service Cover Ratio or the Loan Life Cover Ratio.

“Reference Banks” means, subject to Clause 26.4 (Reference Banks), the Agent, BNP Paribas S.A. and Fortis Bank (Nederland) N.V.

“Repayment Date” means the First Repayment Date, the Final Repayment Date and each other date for the payment of a Repayment Instalment specified in Clause 6.1 (Repayment Instalments) (as adjusted if appropriate pursuant to Clause 10.6 (Non-Business Days)).

“Repayment Instalment” means each-Base Case Repayment Instalment, Deferral Repayment Instalment and/or any additional amounts which the Borrower is required to repay pursuant to Clause 6.1 (Repayment Instalments).

“Replacement Harbour Loan Agreement” means the US$3,000,000 loan agreement dated 23rd June, 1998 between the Borrower as borrower and Landsbanki Islands hf as lender.

“Request” means a request made by the Borrower for the Loan, substantially in the form of Schedule 3 (Form of Request).

“Required DSRA Balance” has the meaning given to that term in the Account Agreement.

“Reserved Cashflow Account” has the meaning given to that term in the Account Agreement.

“Reserved Discretion” means the rights of the Borrower under the Project Contracts listed in Schedule 5 (Reserved Discretions).

“Revenue Damages” means all damages paid under the Anode Supply Agreement (or any supplement thereto or replacement thereof), the Power Contract (or any supplement thereto or replacement thereof), the Tolling Conversion Agreement (or any supplement thereto or replacement thereof), any liquidated damages paid for delay under any construction contract (including any associated claim under any bond and/or guarantee in respect of such construction contract) and any other damages paid under any Project Contract compensating the Borrower for loss of its revenue or increase in its Operating costs.

“Security Asset” means any asset the subject of any Security Interest under the Security Documents.

“Security Documents” means:

(a)	the Shares Pledge;

(b)	the Charge and Assignment;

(c)	the Assignment Agreement;

(d)	the General Bond;

(e)	the Declaration of Pledge;

(f)	any shares pledge entered into pursuant to Clause 4 of the Sponsor Funding Agreement;

(g)	any Loan Assignment; and

(h)	any security document entered into pursuant to Clause 2.3 Of Schedule 8 (Insurances),

and any other document evidencing or creating any Security Interest over any asset Of a Group Company to secure any obligations of the Group Company to a Finance Party under the Finance Documents.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring rights equivalent to security (for the avoidance of doubt, retention of title is not a Security Interest on the Borrower’s assets).

“Senior Debt Service Obligations” means in respect of any period:

(a)	the aggregate principal amount of scheduled Base Case Repayment Instalments that have fallen due or will fall due (or which would have fallen due if Clause 6.2 (Deferrals) had not applied) during such period in accordance with the provisions of this Agreement;

(b)	the aggregate principal amount of Deferred Instalments that have fallen due or will fall due during such period in accordance with the provisions of this Agreement;

(c)	the aggregate principal amount of scheduled repayments that have fallen due or will fall due during such period in respect of the Site Obligations and Harbour Loan in accordance with the Smelter Site Agreement and the Replacement Harbour Loan Agreement respectively; and

(d)	Financing Costs accruing during such period.

“Shareholder” means Columbia Ventures Corporation incorporated in the State of Washington, United States of America.

“Shareholder Debt” has the meaning given to that term in the Intercreditor Agreement.

“Shares Pledge” means the Icelandic law shares pledge to be entered into on or about Financial Close between the Borrower, the Shareholder, any other shareholders and the Security Trustee.

“Site” means the Smelter Site and the Harbour Area.

“Site Obligations” means the sums provided in an aggregate amount of $7,000,000 plus capitalised interest under the Smelter Site Agreement.

“Smelter Site” has the meaning given to that term in the Smelter Site Agreement as in effect on the date of this Agreement.

“Smelter Site Agreement” means the smelter site agreement dated 20th March, 1997 between the Treasury and the Borrower and the first amendment agreement dated 7th August, 1997 between the same parties.

“Sponsor Funding Agreement” means the sponsor funding agreement to be entered into On or prior to Financial Close between the Shareholder, the Borrower and the Security Trustee.

“Subordinated Debt” has the meaning given to that term in the Intercreditor Agreement.

“Subordinated Loan” has the meaning given to that term in the Sponsor Funding Agreement.

“Subsidiary” means an entity from time to time of which a person has direct or indirect control, or owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership.

“Substances” means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any Other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Taxes” means any present or future income and other tax, levy, impost, duty, charge, fee, deduction or withholding in the nature of tax (including interest thereon and penalties in respect thereof), whatever called, wherever imposed, levied, collected, withheld or assessed and “Tax” shall be construed accordingly.

“Technical Assumptions” means the technical assumptions as set out in part 3 of the Model Assumption Book in each case as identified by line items from the Computer Model.

“Technical Committee” means the Agent, the Arrangers and the Banks’ Technical Adviser.

“Technology Consultancy Agreement” means the technology consultancy agreement dated 24th April, 1997 between VAW Aluminium-Technologie GmbH (now Hydro Aluminium Technologie GmbH) and Columbia Aluminium Corporation together with the side letter relating thereto dated 17th May, 2000.

“Tolling Conversion Agreement” means the tolling conversion agreement dated 23rd September, 1997 between Billiton Marketing B.V. (formerly Billiton Marketing and Trading B.V.) and the Borrower, as amended by the First Amendment to the Tolling Conversion Agreement and in respect of which the rights and obligations of Billiton Marketing B.V. were novated to Billiton Marketing A.G. (“BMT”) in August 2000.

“Total Commitments” means the aggregate for the time being of the Commitments, being $185,000,000 at the date of this Agreement.

“Treasury” means the State Treasury of the Government of the Republic of Iceland.

“Working Capital Balance” means $500,000 or such other amount as may be agreed with the Majority Banks from time to time.

1.2	Construction

1.2.1	In this Agreement, unless the contrary intention appears, a reference to:

(a)	“agreed form” means in the form agreed between the Borrower and the Agent and initialled by them for the purposes of identification;

an “amendment” includes a supplement, replacement, novation or reenactment and “amend” and “amended” are to be construed accordingly;

“assets” includes properties, contracts, revenues and rights of every description, present, future and contingent;

an “authorisation” includes an authorisation, consent, approval, resolution, licence, permit, exemption, filing, registration and notarisation;

“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and/or the power to appoint or remove a majority of an entity’s directors;

“(indexed)” after a figure means that the Figure shall be increased from time to time to reflect increases since the date of this Agreement in the Consumer Price Index produced by the Bureau of Labor Statistics in the United States or, if such index is no longer published, the index that replaces it (adjusted to take account of any rebasing);

“international accounting standards” means accounting principles issued by the International Accounting Standards Committee;

a period of one or more “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the relevant later calendar month, except that:

(i)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month; or

(ii)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

a “regulation” includes any regulation, rule, Order, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“force majeure”, for the purposes of Clause 17.19 (Project Events), means any event outside the reasonable control of the Borrower;

(b)	a provision of law is a reference to that provision as amended or re-enacted;

(c)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(d)	a person includes its successors, assigns, transferees and, in relation to a Major Project Party, a permitted replacement thereof;

(e)	a Finance Document or (without limitation) any other document is a reference to that Finance Document or other document as amended (in the case of the Project Contracts as permitted pursuant to this Agreement);

(f)	a time of day is a reference to London time (unless Otherwise provided);

(g)	a Ratio is a reference to that Ratio as most recently determined in accordance with the Clause 18 (Forecasting); and

(h)	words importing the singular shall include the plural and vice versa.

1.2.2	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.3	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.2.4	(a) Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Banks agree to make a Loan during the Commitment Period to the Borrower up to an aggregate principal amount not exceeding the Total Commitments. No Bank is obliged to lend more than its Commitment.

2.2	Nature of a Finance Party’s Rights and Obligations

2.2.1	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of a Finance Party under the Finance Documents are divided rights. Subject to Clause 17.24 (No Independent Action) a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.	PURPOSE

3.1.1	The Borrower shall apply the Loan drawn down under this Agreement only towards:

(a)	repayment of all amounts outstanding under the Precedent Facility Agreement;

(b)	funding directly the Distributions Account in an amount equal to the Initial Shareholder Distribution;

(c)	amounts payable pursuant to Clauses 20 (Fees) and 21 (Expenses);

(d)	stamp duty, notarial fees and registration fees payable (if any) in respect of the Finance Documents; and

(e)	any other purpose approved by the Majority Banks in writing.

3.1.2	Without affecting the obligations of the Borrower in any way, no Finance Party is bound to monitor or verify the application of the Loan.

4.	CONDITIONS PRECEDENT

4.1	Documentary Conditions Precedent

The Borrower may not deliver the Request until the Agent has notified the Borrower and the Banks that it has received all of the documents and/or evidence set out in Schedule 2 (Condition Precedent Documents) in the agreed form (if any) or otherwise in form and substance satisfactory to the Banks. The Agent undertakes to so notify the Borrower promptly upon satisfaction of this condition precedent.

4.2	Further Conditions Precedent

The obligation of each Bank to participate in the Loan under Clause 5.3 (Advance of Loan) is subject to the further conditions precedent that:

4.2.1	on both the date of the Request and the Drawdown Date:

(a)	the representations and warranties in Clause 15 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the Loan is made; and

(b)	no Default is outstanding or would result from the Loan;

4.2.2	the amount of the Loan does not exceed the Total Commitments.

5.	DRAWDOWN

5.1	Commitment Period

The Borrower may borrow the Loan during the Commitment Period if the Agent receives, not later than 11.00 a.m. (London time) three Business Days before the proposed Drawdown Date, a duly completed Request. The Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

5.2.1	the Drawdown Date is a Business Day falling on or before the expiry of the Commitment Period;

5.2.2	the amount of the Loan is:

(a)	equal to the amount of the Total Commitments; or

(b)	such other amount as the Agent may agree;

5.2.3	the first Interest Period selected complies with Clause 8 (Interest Periods); and

5.2.4	the payment instructions comply with Clause 10 (Payments).

The Request must specify one Loan only and the Borrower may not deliver more than one duly completed Request during the Commitment Period.

5.3	Advance of Loan

5.3.1	The Agent shall promptly notify the Account Bank and each Bank of the details of the requested Loan and each Bank of the amount of its participation in the Loan.

5.3.2	Subject to the terms of this Agreement, each Bank shall make its participation in the Loan available to the Agent for the account of the Borrower on the relevant Drawdown Date. The amount of each Bank’s participation in the Loan will be the proportion of the Loan which its Commitment bears to the Total Commitments at close of business on the date of the Request.

6.	REPAYMENT

6.1	Repayment Instalments

The Borrower shall repay the Loan on each Repayment Date set out in the table below in an amount equal to:

6.1.1	the aggregate of:

(a)	the Base Case Repayment Instalment relating to that Repayment Date; and

(b)	the sum of (A/B)X C

where:
A	=	the Base Case Repayment Instalment relating to that Repayment Date;

B	=	the aggregate amount of all outstanding Base Case Repayment Instalments (including the Base Case Repayment Instalment relating to that Repayment Date); and

C	=	the aggregate principal amount of all outstanding Deferral Instalments; or

6.1.2	if Clause 6.2 (Deferrals) applies, but not otherwise, in an amount equal to the Deferral Repayment Instalment,

and all other amounts outstanding under this Agreement shall be paid on the Final Repayment Date if not previously due.

This is the table referred to above:

Repayment Date	Base Case Repayment Instalment %
30th November, 2003	3.61
30th June, 2004	3.75
31st December, 2004	3.75
30th June, 2005	3.23
31st December, 2005	3.23
30th June, 2006	2.91
31st December, 2006	2.91
30th June, 2007	3.16
31st December, 2007	3.16
30th June, 2008	3.38
31st December, 2008	3.38
30th June, 2009	3.63
31st December, 2009	3.63

Repayment Date	Base Case Repayment Instalment %
30th June, 2010	3.88
31st December, 2010	3.88
30th June, 2011	3.70
31st December, 2011	3.70
30th June, 2012	2.74
31st December, 2012	2.74
30th June, 2013	2.94
31st December, 2013	2.94
30th June, 2014	3.08
31st December, 2014	3.08
30th June, 2015	3.24
31st December, 2015	3.24
30th June, 2016	3.39
31st December, 2016	3.39
30th June, 2017	3.49
31st December, 2017	3.48
30th June, 2018	3.36

6.2	Deferrals

6.2.1	Subject to Clauses 6.2.2 to 6.2.5, if on any Repayment Date other than the First Repayment Date or any Repayment Date falling in the 12 month period ending on the Final Repayment Date:

(a)	the Borrower cannot pay both the Base Case Repayment Instalment due and the amount determined due by the formula in Clause 6.1. l(b) (or, in each case, which would have been due but for this Clause 6.2 (Deferrals)) in full on that Repayment Date using (other than Amounts Payable and the Working Capital Balance) the proceeds of amounts standing to the credit of the Proceeds Account and after demand has been made of all amounts outstanding under the Debt Service Reserve L/C and application of any amounts standing to the credit of the Debt Service Reserve Account or any other Project Account (other than, the Dividend Reserve Account and, in each case, after the Borrower has provided reasonable evidence to the Banks’ Technical Adviser in relation to the proposed use of the relevant amounts, the Compensation Account (to the extent that amounts in such account are to be applied by the Borrower to the reinstatement or repair of the asset in relation to which the relevant payment arose within the following six month period) and the Insurance Account (to the extent that amounts in such account are to be applied in respect of the costs of repair, restoration or replacement of the Project Facilities or part thereof in accordance with paragraph 7.3 to 7.6 of Schedule 8)) on that Repayment Date; and

(b)	the Debt Service Cover Ratio (as evidenced in the Deferral Certificate) is less than 1.1:1; and

(c)	the average LME Cash Price for the six months prior to that Repayment

Date is less than $1,230 per metric tonne,

(together, the “Deferral Conditions”), then the Borrower shall only repay the Loan on that Repayment Date (subject to Clause 6.2.4 (Deferrals)) in an amount equal to the balance of amounts (other than Amounts Payable on such date and the Working Capital Balance) standing to the credit of the Proceeds Account, together with all amounts Outstanding under the Debt Service Reserve L/C and application of any amounts standing to the credit of the Debt Service Reserve Account or any other Project Account (other than, the Dividend Reserve Account and, in each case, after the Borrower has provided reasonable evidence to the Banks’ Technical Adviser in relation to the proposed use of the relevant amounts, the Compensation Account (to the extent that amounts in such account are to be applied by the Borrower to the reinstatement or repair of the asset in relation to which the relevant payment arose within the following six month period) and the Insurance Account (to the extent that amounts in such account are to be applied in respect of the costs of repair, restoration or replacement of the Project Facilities or part thereof in accordance with paragraph 7.3 to 7.6 of Schedule 8)) on that Repayment Date (each a “Deferral Repayment Instalment”). Deferral Repayment Instalments shall be applied firstly against relevant Base Case Repayment Instalments and secondly against Deferral Instalments (in the order that they have been outstanding).

6.2.2	Notwithstanding the subsistence of the Deferral Conditions at any time and subject to Clause 6.2.6, no more than 3 Deferral Instalments in respect of the Loan may be outstanding at any time on or prior to 31 December 2010 and no more than 2 Deferral Instalments in respect of the Loan may be outstanding at any time after 1 January 2011.

6.2.3	If the Borrower wishes to rely on the provisions of this Clause 6.2 in order to make a Deferral Repayment Instalment, it shall provide the Agent with a certificate (the “Deferral Certificate”) 5 Business Days preceding the relevant Repayment Date. The Deferral Certificate shall specify the Debt Service

Cover Ratio which shall be calculated up to the relevant Calculation Date, using actual financial information to the extent available, otherwise using reasonable estimates, on the basis set out in Clauses 18.9.1 and 18.9.2.

6.2.4	The provisions of this Clause 6.2 (Deferrals) shall only apply if the Deferral Conditions are satisfied and, for the avoidance of doubt, shall only apply to payments of principal under this Agreement and not to any other amounts payable under this Agreement. The provisions of this Clause 6.2 (Deferrals) shall not apply to the Base Case Repayment Instalment payable on the First Repayment Date.

6.2.5	Any amount repaid by the Borrower pursuant to Clause 6.1.1(b) shall be applied against Deferral Instalments in the order that they became outstanding.

6.2.6	If, as at 1 January 2011, 3 Deferral Instalments are outstanding, on each subsequent Repayment Date until such time as only the two most recent Deferral Instalments are outstanding, the Borrower shall apply all Excess Cash as of that Repayment Date towards repayment of the Deferral Instalment that has been outstanding for the longest period of time until such time that only the two most recent Deferral Instalments remain outstanding.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary Prepayment

The Borrower may, by giving not less than five Business Days prior written notice to the Agent, prepay the Loan on the last day of an Interest Period in whole or in part (but, if in part, either (a) in a minimum amount of $3,000,000 and an integral multiple of $500,000) or (b) in the amount of any outstanding Deferral Instalment (or the aggregate of 2 or more outstanding Deferral Instalments). Any such prepayment shall be applied firstly against Deferral Instalments (in the order that they have been outstanding) and second against the Base Case Repayment Instalments, pro-rata or in inverse order of maturity at the Borrower’s option.

7.2	Automatic Cancellation

The Commitment of each Bank shall be automatically cancelled at the close of business in London on the expiry of the Commitment Period.

7.3	Additional Right of Prepayment and Cancellation

If:

7.3.1	the Borrower is required to pay to a Bank any additional amounts under Clause 11 (Taxes); or

7.3.2	the Borrower is required to pay to a Bank any amount under Clause 13 (Increased Costs); or

7.3.3	interest on a Bank’s participation in the Loan is being calculated in accordance with Clause 12.4.3 (Alternative Basis for Outstanding Loans); or

7.3.4	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 7 (Mandatory Cost Formulae),

then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, whilst the circumstances continue or whilst (in the case of Clause 7.3.4 above) that Additional Cost Rate is greater than zero, serve a notice of prepayment and cancellation on that Bank through the Agent. Subject to Clause 7.6 (Limitations on Certain Prepayments), on the date falling five Business Days after the date of service of the notice:

(a)	the Borrower shall prepay that Bank’s participation in the Loan; and

(b)	the Commitment of that Bank shall be cancelled.

Prepayments made pursuant to this Clause 7.3 shall be applied firstly against Deferral Instalments (in the order that they have been outstanding) and secondly against the outstanding Base Case Repayment Instalments pro rata.

7.4	Mandatory Prepayments

7.4.1	(a) The Borrower shall, within 10 Business Days following receipt of any:

(i)	Compensation;

(ii)	damages payments payable pursuant to any Construction Contract and/or any associated claim under any bond and/or guarantee in respect of such Construction Contract (excluding any liquidated damages for delay thereunder), in an amount in each case in excess of $1,000,000, prepay the Loan in an amount equal to that receipt provided that the provisions of this paragraph shall not apply to amounts within paragraph 7.4.1(a)(ii) above if:

(1)	the Borrower certifies in writing to the Agent prior to the expiry of such 10 Business Day period that amounts are to be applied by it to the reinstatement or repair of the asset in relation to which the relevant payment arose; and

(2)	such amounts are applied or committed in the manner described in the Borrower’s certificate within six months of receipt by it of the relevant amount;

(b)	The Borrower shall, following receipt of any Insurance Proceeds apply them in accordance with paragraphs 7.3 to 7.6 of Schedule 8 (Insurances).

7.4.2	If (i) the Debt Service Cover Ratio as of any Calculation Date exceeds 1.75:1; or (ii) the average LME Cash Price exceeds $1,675 per metric tonne, in each case for the period from the First Repayment Date to the next Calculation Date (both dates inclusive) and thereafter for any period Of six months ending on a subsequent Calculation Date (each such period, a “Relevant Period”) then the Borrower shall prepay within 10 Business Days of the relevant Calculation Date or the Determination Date (as the case may be) an amount which is equal to:

(a)	if (i) only applies (1) Cash Available for Debt Service for the Relevant Period, as utilised in calculating the Debt Service Cover Ratio as at that Calculation Date, exceeds (2) that amount of Cash Available for Debt Service for the Relevant Period, which if it had been used in calculating the Debt Service Cover Ratio for the Relevant Period as at that Calculation Date, would have produced a ratio of 1.75:1; and

(b)	if (ii) only applies (1) Cash Available for Debt Service for the Relevant Period exceeds (2) Cash Available for Debt Service for the Relevant Period if the LME Cash Price of $1,675 per metric tonne applied throughout the Relevant Period, provided that if (i) and (ii) above apply the Borrower shall prepay an amount equal to the greater of (a) or (b) above and provided further that the maximum aggregate amount the Borrower shall be obliged to prepay under this Clause 7.4.2 (Mandatory Prepayments) shall not exceed an amount equal to 22 per cent. (22%) of the aggregate principal amount outstanding under this Agreement at the end of the Commitment Period.

7.4.3	If at the end of any two year period ending on a Calculation Date, either of the Debt Service Cover Ratio or Loan Life Cover Ratio or both of the Ratios tested as at that Calculation Date and each of the three previous Calculation Dates during that two year period was less than 1.25:1 on the occasion of each and every such test, then within 10 Business Days of the applicable Determination Date relating to that Calculation Date the Borrower shall apply all amounts standing to the credit of the Reserved Cashflow Account (if any) in prepayment of the Loan.

7.4.4	If, on 30 November 2013, either the Tolling Conversion Agreement or the Anode Supply Agreement has not been extended, supplemented or replaced in each case on terms reasonably satisfactory to the Majority Banks and with a term that ends on or after the Final Repayment Date, the Borrower shall apply all amounts standing to the credit of the Dividend Reserve Account at such date (if any) in prepayment of the Loan.

7.4.5	Any prepayment pursuant to paragraphs 7.4.1 to 7.4.4 above shall be applied against first, Deferral Instalments (in the order that they have been outstanding) and second, the Base Case Repayment Instalments, in the case of

Clauses 7.4.1 or 7.4.2, in inverse order of maturity and in the case of Clauses 7.4.3 or 7.4.4, pro rata.

7.5	Miscellaneous Provisions

7.5.1	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

7.5.2	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 23.2 (Other Indemnities), without premium or penalty.

7.5.3	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

7.5.4	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

7.5.5	No amount prepaid under this Agreement may subsequently be re-borrowed.

7.6	Limitations on Certain Prepayments

The Borrower:

7.6.1	shall only be obliged to prepay outstanding Loans to a particular Bank, and that Bank’s Commitments shall only be cancelled, under Clause 14 (Illegality); and

7.6.2	may only prepay outstanding Loans to, and cancel the Commitments of, a particular Bank under Clause 7.3 (Additional Right of Prepayment and Cancellation),

to the extent that the Borrower on any Repayment Date has sufficient funds which it is entitled to use for such purpose pursuant to the Account Agreement.

8.	INTEREST PERIODS

8.1	Selection

8.1.1	Subject to Clause 8.1.4 (Selection), the Borrower may select an Interest Period for the Loan in either the Request or, if the Loan has been borrowed, a notice received by the Agent not later than seven Business Days before the commencement of that Interest Period. The first Interest Period for the Loan will commence on the Drawdown Date and subsequent Interest Periods will commence on the expiry of its preceding Interest Period.

8.1.2	Subject to the following provisions of this Clause 8, each Interest Period will be one, three or six months or any other period agreed by the Borrower and the Banks.

8.1.3	If the Borrower does not select an Interest Period for an outstanding Loan in accordance with paragraph 8.1.1 above, that Interest Period will, subject to the other provisions of this Clause 8, be one month.

8.1.4	The Borrower shall select Interest Periods which are consistent with the Borrower’s interest rate hedging strategy and any Interest Rate Hedging Agreements it has entered into.

8.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3	Coincidence with Repayment Dates

If an Interest Period would otherwise overrun the Final Repayment Date, it shall be shortened so that it ends on the Final Repayment Date. The Agent may (in consultation with the Borrower) and shall at the Borrower’s request also shorten any Interest Period for the Loan (and/or notionally redesignate the Loan as two Loans) to ensure that the aggregate principal amount with an Interest Period ending on a Repayment Date is not less than the Repayment Instalment due on that Repayment Date.

8.4	Other Adjustments

The Agent and the Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting the Loan.

8.5	Notification

The Agent shall notify the Borrower and the Banks of the duration of each Interest Period promptly after ascertaining its duration.

8.6	Number of Loans

There shall at no time be more than two Loans outstanding.

9.	INTEREST

9.1	Interest Rate

9.1.1	Subject to Clause 9.1.2, the rate of interest on the Loan for each of its Interest Periods is the rate per annum determined by the Agent to be the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost.

9.1.2	Without prejudice to Clause 17.12 (Project Contracts and Direct Agreements), if, any of the following occurs:

(a)	at any time in the period 1 January 2010 up to and including 31 December 2013, the Tolling Conversion Agreement is not in full force and effect or has not been extended, supplemented or replaced on terms reasonably satisfactory to the Majority Banks; or

(b)	at any time in the period 1 January 2010 up to and including 31 December 2013, the Anode Supply Agreement is not in full force and effect or has not been extended, supplemented or replaced on terms reasonably satisfactory to the Majority Banks; or

(c)	at any time on or after 1 August 2008 Hydro Aluminium Deutschland GmbH gives notice of its intention to negotiate an amendment to the basic price and/or negotiate a price adjustment under the Clause 20 of the Anode Supply Agreement and, following the conclusion of the resulting arbitration there is a material adverse change to the terms of the Anode Supply Contract (compared to the terms in existence at the date of this Agreement), then the Margin shall be 1.65% per annum.

9.2	Due Dates

Except as otherwise provided in this Agreement, accrued interest on the Loan is payable by the Borrower on the last day of each Interest Period and also, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

9.3	Default Interest

9.3.1	If the Borrower fails to pay any amount payable by it under the Finance Documents on the due date, it shall, forthwith on demand by the Agent, pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgement, at a rate (the “default rate”) determined by the Agent to be two per cent, per annum above the higher of:

(a)	the rate on the overdue amount under Clause 9.1 (Interest Rate) immediately before the due date (if of principal); and

(b)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Interest Periods of such duration as the Agent may determine (each a “Designated Interest Period”).

9.3.2	The default rate will be determined by the Agent on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

9.3.3	If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it may select.

9.3.4	Default interest will be compounded at the end of each Designated Interest Period.

9.4	Notification

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	PAYMENTS

10.1	Place

AH payments by the Borrower or a Bank under the Finance Documents shall be made to the Agent to its account at such office or bank as it may notify to the Borrower or Bank for this purpose.

10.2	Funds

Payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in Dollars.

10.3	Distribution

10.3.1	Each payment received by the Agent under the Finance Documents for another Party shall, subject to paragraph 10.3.2 below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt):

(a)	in the case of a Party other than the Borrower to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Agent for this purpose by not less than five Business Days’ prior notice; and

(b)	in the case of the Borrower to the Proceeds Account.

10.3.2	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

10.4	Currency

10.4.1	Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

10.4.2	Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in Dollars.

10.5	Set-off and Counterclaim

All payments made by the Borrower under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days

10.6.1	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10.6.2	During any extension of the due date for payment of any principal under this Agreement pursuant to Clause 10.6.1 (Non-Business Days) interest is payable on that principal at the rate payable on the original due date.

10.7	Partial Payments

10.7.1	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Trustee and the Account Bank;

(b)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any other Financing Costs due but unpaid under this Agreement;

(d)	fourthly, in or towards payment of any Deferral Instalment unpaid (such payment to be applied against Deferral Instalments in the order they became outstanding);

(e)	fifthly, in or towards payment pro rata of any other Financing Principal due but unpaid under this Agreement; and

(f)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

10.7.2	The Agent shall, if so directed by all the Banks, vary the order set out in sub-paragraphs 10.7. l(b) to 10.7.1(f) above.

10.7.3	Paragraphs 10.7.1 and 10.7.2 above shall override any appropriation made by the Borrower.

11.	TAXES

11.1	Gross-up

All payments by the Borrower under the Finance Documents shall be made without any deduction and free and clear of and without any deduction for or on account of Taxes, except to the extent that the Borrower is required by law to make payment subject to any Taxes. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Bank, under the Finance Documents, the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or other deduction.

11.2	Tax Receipts

All Taxes required by law to be deducted by the Borrower from any amounts paid or payable under the Finance Documents shall be paid by the Borrower when due and the Borrower shall, within 15 days of the payment being made, deliver to the Agent for the relevant Bank evidence satisfactory to that Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

11.3	Tax Credits

If the Borrower pays an additional amount under Clause 11.1 (Gross-up) (a “Tax Payment”) and a Bank effectively obtains a refund of Tax or credit against Tax by reason of that Tax Payment (a “Tax Credit”) and is able to identify the Tax Credit as being attributable to the Tax Payment, then the Bank concerned shall reimburse to the Borrower the amount which that Bank determines to be the proportion of the Tax Credit which will leave it (after that reimbursement) in no better or worse position than it would have been in if the Tax Payment had not been required. Each Bank shall have an absolute discretion as to whether to claim any Tax Credit and, if it does claim, the extent, order and manner in which it does so. No Bank is obliged to disclose any information regarding its tax affairs or computations to the Borrower.

12.	MARKET DISRUPTION

12.1	Absence of Quotations

If LIBOR is to be determined by reference to Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. two Business Days before the first day of an Interest Period, the applicable LIBOR shall, subject to Clause 12.2 (Market Disruption), be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market Disruption

If:

12.2.1	LIBOR is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.30 a.m. two Business Days before the first day of an Interest Period or the Agent otherwise determines that adequate and fair means do not exist for ascertaining LIBOR; or

12.2.2	the Agent receives notification from Banks whose participations in a Loan exceed 50 per cent, of that Loan that, in their opinion:

(a)	matching deposits may not be available to them in the London interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Interest Period; or

(b)	the cost to them of obtaining matching deposits in the London interbank market would be in excess of LIBOR for the relevant Interest Period,

the Agent shall promptly notify the Borrower and the Banks of the fact and that this Clause 12 is in operation.

12.3	Suspension of Drawdowns

If a notification under Clause 12.2 (Market Disruption) applies to the Loan which has not been made, that Loan shall not be made. However, within five Business Days of receipt of the notification, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to the Loan. Any alternative basis agreed shall be, with the prior consent of all the Banks, binding on all the Parties.

12.4	Alternative Basis for Outstanding Loans

If a notification under Clause 12.2 (Market Disruption) applies to a Loan which is outstanding, then:

12.4.1	within five Business Days of receipt of the notification, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Loan and/or any other Loans;

12.4.2	any alternative basis agreed under paragraph 12.4.1 above shall be, with the prior consent of all the Banks, binding on all the Parties;

12.4.3	if no alternative basis is agreed, each Bank shall (through the Agent) certify on or before the last day of the Interest Period to which the notification relates an alternative basis for maintaining its participation in that Loan;

12.4.4	any such alternative basis may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies but it must reflect the cost to the Bank of funding its participation in the Loan from whatever sources it may select plus the Margin; and

12.4.5	each alternative basis so certified shall be binding on the Borrower and the certifying Bank and treated as part of this Agreement.

13.	INCREASED COSTS

13.1	Increased Costs

13.1.1	Subject to Clause 13.2 (Exceptions), the Borrower shall forthwith on demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it or any of its Holding Companies as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(b)	compliance with any regulation made after the date of this Agreement,

(including any law or regulation relating to taxation, monetary union, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

13.1.2	In this Agreement “increased cost” means:

(a)	an additional cost incurred by a Finance Party or any of its Holding Companies as a result of it having entered into, or performing, maintaining or funding its obligations under, any Finance Document; or

(b)	that portion of an additional cost incurred by a Finance Party or any of its Holding Companies in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party’s participations in the Loans made or to be made under this Agreement as is attributable to that Finance Party making, funding or maintaining those participations; or

(c)	a reduction in any amount payable to a Finance Party or any of its Holding Companies or in the effective return to a Finance Party or any of its Holding Companies under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(d)	the amount of any payment made by a Finance Party or any of its Holding Companies, or the amount of any interest or other return foregone by a Finance Party or any of its Holding Companies, calculated by reference to any amount received or receivable by that Finance Party or any of its Holding Companies from any other Party under this Agreement.

13.1.3	Each Finance Party or any of its Holding Companies shall give to the Borrower such reasonable details as to how such increased cost has been suffered as the relevant Finance Party considers appropriate provided that no Finance Party or any of its Holding Companies shall be under any obligation under this paragraph to disclose any information relating to its affairs which it in its sole discretion, determines is confidential, commercially sensitive or the disclosure of which would be contrary to any of its usual policies, and no failure to disclose any such information shall limit the relevant Finance Party’s rights under this Clause 13 (Increased Costs).

13.2	Exceptions

Clause 13.1 (Increased Costs) does not apply to any increased cost:

13.2.1	compensated for by the operation of Clause 11 (Taxes);

13.2.2	compensated for by payment of the Mandatory Cost; or

13.2.3	attributable to any change in the rate of, or change in the basis of calculating Tax on the overall net income of a Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office is situate.

14.	ILLEGALITY

14.1	Illegality

If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

14.1.1	that Bank may notify the Borrower through the Agent accordingly; and

14.1.2	subject to Clause 7.6 (Limitations on Certain Prepayments);

(a)	the Borrower shall prepay the participations of that Bank in all the Loans together with all other amounts payable by it to that Bank under this Agreement; and

(b)	the Commitment of that Bank will forthwith be cancelled.

14.2	Mitigation

If circumstances arise in respect of a Bank which would, or would upon the giving of notice, result in the operation of Clause 11.1 (Taxes), Clause 13.1 (Increased Costs), Clause 14.1 (Illegality) or paragraph 3 of Schedule 7 (Mandatory Cost Formulae) in relation to that Bank then, without in any way limiting, reducing or otherwise qualifying the Borrower’s obligations under such clause, the relevant Bank shall, in consultation with the Agent and the Borrower, use at all times reasonable endeavours to take such steps as may be reasonably open to it to mitigate or remove those circumstances, including a change in its Facility Office or the transfer of its rights and obligations under the Finance Documents to another bank or financial institution acceptable to the Borrower, unless to do so might (in the reasonable opinion of the Bank) be prejudicial to that Bank or conflicts with its banking policies. Nothing in this provision shall require a Bank to disclose any information as to its banking policies or any other matters which it regards as confidential or commercially sensitive.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and Warranties

The Borrower makes the representations and warranties set out in this Clause 15 (Representations and Warranties) to each Finance Party.

15.2	Status

15.2.1	It is a limited liability company, duly incorporated and in good standing and validly existing under the laws of the jurisdiction of its incorporation.

15.2.2	It has the power to own its assets and to carry on its business as it is being conducted.

15.3	Powers and Authority

It has the power to enter into and perform, and has taken or, prior to entering in to the Documents, will have taken all necessary action to authorise the entry into, performance and delivery of, the Documents to which it is or will be a party and the transactions contemplated by those Documents.

15.4	Legal Validity

Each Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, (subject to express qualifications as to matters of law as provided in the Legal Opinions) its legal, valid, binding and enforceable obligations.

155	Non-Conflict

The entry into and performance by it of, and the transactions contemplated by, the Documents to which it is or will be a party do not and will not:-

15.5.1	conflict with any law or regulation or judicial or official order; or

15.5.2	conflict with its constitutional documents; or

15.5.3	conflict with any document which is binding upon it or any of its assets.

15.6	No Default

15.6.1	No Default is outstanding;

15.6.2	no other event or circumstance is outstanding which constitutes a material default under any document which is binding on the Borrower or any asset of the Borrower which is likely to have a Material Adverse Effect; and

15.6.3	it is not, and, so far as it is aware after making all reasonable internal enquiries, no Major Project Party is, in breach of the terms of any Project Contract to an extent which is likely to have a Material Adverse Effect.

15.7	Authorisations

15.7.1	All authorisations required in connection with the entry into, performance, validity and enforceability of the Documents and the transactions contemplated by the Documents (including the carrying out of the Project) have been or will be obtained or effected on or before the date they are required in order to implement the Project, are or will be in full force and effect and no steps have been taken to revoke or cancel any authorisation obtained or effected.

15.7.2	It has not received any notice from any relevant authority that any authorisation not yet required but that will be required for the purposes set out in paragraph (a) above will not be obtained or effected at the time it is required.

15.7.3	As at the date of this Agreement and (subject as updated by the Borrower) as at Financial Close, to the best of its knowledge and belief (after due enquiry) the only material licences and permits required in connection with the entry into, performance, validity and enforceability of the Documents on the part of the Borrowers and the carrying out of the Project are those set out in part c of Schedule 2 and the Industrial Licence and Operating Permit.

15.8	Pari Passu Ranking

Its obligations under the Finance Documents rank and will rank at least pari passu with all its unsecured obligations other than those obligations which mandatorily have priority by operation of law applicable to companies in Iceland generally.

15.9	Taxes on Payments

All amounts payable by it under the Finance Documents may be made free and clear of and without deduction for or on account of any tax.

15.10	Ownership of Assets

It:

15.10.1	has or will have good title to, or freedom to use (in accordance with any applicable laws, the Smelter Site Agreement and the Harbour Agreement) the Site and any other assets necessary from time to time to implement and operate the Project in accordance with the Project Contracts;

15.10.2	has good and marketable title to all of the assets which are reflected in its latest audited financial statements; and

15.10.3	has or will have acquired and/or has or will have vested in it at or before the time at which they are necessary:

(a)	access to the Site; and

(b)	all easements, wayleaves and other rights required in order to implement and operate the Project in accordance with the Project Contracts,

in each case:

(i)	subject to no Security Interest other than any Permitted Security Interests; and

(ii)	free from any material restrictions and onerous covenants (save as set out in the Smelter Site Agreement and the Harbour Agreement).

15.11	Stamp Duties

Save as expressly provided in any Legal Opinions, no stamp or registration duty or similar taxes or charges are payable in respect of any Document.

15.12	Immunity

15.12.l	The execution by it of each Document to which it is a party constitutes, and its exercise of its rights and performance of its obligations under each Document to which it is a party will constitute, private and commercial acts done and performed for private and commercial purposes; and

15.12.2	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Document to which it is a party.

15.13	Jurisdiction/Governing Law

15.13.1	Subject as expressly provided in the Legal Opinions, its:

(a)	irrevocable submission under Clause 36 (Jurisdiction) to the jurisdiction of the courts of England; and

(b)	agreement that this Agreement is governed by English law; are legal, valid and binding under the laws of Iceland; and

15.13.2	any judgment obtained in England or Germany will be recognised and be enforceable by the courts of Iceland.

15.14	Accounts

Its audited accounts most recently delivered to the Agent:

15.14.1	have been prepared in accordance with international accounting standards consistently applied;

15.14.2	have been audited by PriceWaterhouseCoopers or such other firm of international auditors acceptable to the Majority Banks; and

15.14.3	fairly represent its financial condition as at the date to which they were drawn up,

and there has been no undisclosed material adverse change in its financial condition since the date to which those accounts were drawn up.

15.15	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which is likely to be adversely determined and, if adversely determined, is likely to have a Material Adverse Effect.

15.16	Information

15.16.1	the factual information contained in the Information Memorandum, to the best of the Borrower’s knowledge and belief, was true in all material respects as at its date, or as the case may be, the date on which it was supplied;

15.16.2	all factual information material to the Project supplied to the Arrangers by the Borrower, the Shareholder, its advisers or the Borrower’s Manager, to the best of the Borrower’s knowledge and belief, was true in all material respects as at its date or, as the case may be, the date it was supplied to the Arrangers, save to the extent corrected by the Borrower or its advisers or the Borrower’s Manager prior to the date hereof;

15.16.3	the Information Memorandum, to the best of the Borrower’s knowledge and belief, did not omit as at its date any material factual information which would be likely to render them untrue or misleading in any material respect;

15.16.4	nothing has occurred since the date of the Information Memorandum which renders the factual information contained therein untrue or misleading in any material respect, save to the extent of any factual information fully and fairly disclosed by the Borrower at least five Business Days prior to the date on which this representation and warranty is repeated;

15.16.5	the statements of opinion or belief attributed to the Borrower and/or the Shareholder in the Information Memorandum were, as at its date, made in good faith and were arrived at bona fide by the Borrower and the Shareholder, after careful consideration and enquiry and genuinely reflected its views;

15.16.6	the information supplied by the Borrower to the Agent in accordance with Clause 18 (Forecasting) was true in all material respects as at the date it was supplied and the assumptions made by the Borrower and supplied to the Agent for the purposes of any Forecast and any assumptions contained in the Model Assumption Book represented the genuine views of the Borrower; and

15.16.7	all factual information supplied by the Borrower to a person preparing a report referred to in paragraph 8 of Schedule 2 (Conditions Precedent Documents) was, to the best of the Borrower’s knowledge and belief, true in all material respects at its date or, as the case may be, the date on which it was supplied and the report provided by the Banks’ Technical Adviser did not omit, to the best of the Borrower’s knowledge and belief, as at its date any material factual information which would be likely to render it, as at such date, untrue or misleading in any material respect.

15.17	Project Contracts

15.17.1	The copies of the Project Contracts which it has delivered to the Agent are true and complete copies of those contracts.

15.17.2	There are no other material agreements to which it is a party on the date of this Agreement copies of which have not been delivered to the Agent prior to the date of this Agreement.

15.17.3	There are no other material agreements to which it is a party other than the Finance Documents and Project Contracts listed in the definition thereof.

15.17.4	All of the representations and warranties given by it under the Project Contracts to which it is a party were true and correct in all material respects when made.

15.18	Intellectual Property

It has or will have available to it prior to the date upon which it is required for the Project, all material intellectual property of every description, including but not limited to, licences, copyrights, design registrations and know-how, necessary for the implementation of the Project.

15.19	Insurances

All Insurances which are currently required to be maintained or effected by it pursuant to the Documents are in full force and effect and no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the Insurances.

15.20	No other business

15.20.1	It has not engaged in any business or activities, either alone or in partnership or joint venture other than those envisaged by the Documents.

15.20.2	It has no Subsidiaries except as permitted by the Majority Banks.

15.21	No Force Majeure

To the best of its knowledge and belief, no event of force majeure as defined in or contemplated by any Project Contract has occurred and is continuing for the purposes of that Project Contract.

15.22	Taxes

The Borrower has filed, or procured the filing of, all tax returns that are required to have been filed by it in any jurisdiction, and has paid or discharged all taxes due and payable from it or against its assets (other than any taxes that it is contesting in good faith and by appropriate proceedings, in respect of which a reasonably adequate reserve has been established) and, to the extent any taxes are not due, has established reserves that are adequate for the payment of those taxes and are required by generally accepted international accounting standards.

15.23	Budgets and Projections

15.23.1	The First Forecast, the most recent Forecast, DSCR Certificate and Operating Budget:

(a)	(other than in relation to any Forecast after the First Forecast) are or will be based on reasonable assumptions as at their respective dates as to all legal and factual matters material to any estimates included in those documents;

(b)	are or will be consistent (if applicable) with the provisions of the Documents, and the Computer Model in all material respects as at their respective dates;

(c)	have been or will be prepared in good faith and with due care as at their respective dates; and

(d)	fairly represent the Borrower’s expectation as to the matters covered in those documents as at their respective dates.

15.23.2	Each Operating Budget accurately specifies the Borrower’s best estimate of all Operating Costs anticipated to be incurred by it as at its date in the financial year to which that Operating Budget relates.

15.23.3	It is not aware of any undisclosed matter which would, if disclosed, render the Project Budget, the First Forecast, any other Forecast, any Operating Budget or the DSCR Certificate misleading in any material respect.

15.24	Options

No person has any right to call for the issue or transfer of any share capital or loan stock in the Borrower other than under the terms of the Sponsor Funding Agreement as in effect at the date of this Agreement or the Security Documents or on the terms of any agreement relating to a transfer of shares which would not cause an Event of Default under Clause 17.20 (Ownership of the Borrower).

15.25	Environmental Matters

15.25.1	It has or will at all relevant times have obtained all Environmental Approvals required in connection with the Project and has at all times complied in all material respects with the terms of those Environmental Approvals and all other applicable Environmental Laws;

15.25.2	save as otherwise disclosed in writing to the Agent prior to the date of this Agreement, no Substance has, so far as it is aware, been disclosed, used, disposed of, generated, stored, processed, transported, dumped, deposited, buried or emitted at, on, from or under the Site in circumstances where this has resulted, or would be likely to result, in a Material Adverse Effect; and

15.25.3	all information supplied by the Borrower to the Minister of Environment in order to obtain the Environmental Operating Permit was true in all material respects as at its date or, as the case may be, the date on which it was supplied and such information did not omit as of its date or, as the case may be, the date on which it was so supplied, any material information.

15.26	Financial Indebtedness

It has not incurred or permitted to subsist any Financial Indebtedness other than the Permitted Financial Indebtedness.

15.27	Times for making Representations and Warranties

15.27.1	The representations and warranties set out in this Clause 15 (Representations and Warranties):

(a)	are made on the date of this Agreement and on Financial Close with reference to the facts and circumstances then existing; and

15.27.2	(with the exception of Clauses 15.9, 15.11, 15.16.1 to 15.16.5 and 15.16.7 (Information), 15.17 and 15.21) are deemed to be repeated by the Borrower on the date of the Request and on each Drawdown Date with reference (to the extent applicable) to the facts and circumstances then existing.

16.	UNDERTAKINGS

16.1	Duration

The undertakings in this Clause 16 (Undertakings) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2	Financial Information

The Borrower shall (at its expense) supply to the Agent (together, in relation to paragraphs 16.2.1 and 16.2.3 below only, with sufficient copies for all the Banks) and (in relation to paragraph 16.2.2(c) below) to the Banks’ Technical Adviser:

16.2.1	as soon as the same are available (and in any event within 120 days of the end of each of the applicable financial years) the audited accounts of the Borrower for that financial year accompanied by a comparison to the Operating Budget for that financial year and, if the Operating Budget has not been met, a management commentary thereon;

16.2.2	as soon as the same are available (and in any event within 30 days of the end of each quarter of its financial years):

(a)	its unaudited accounts for that quarter accompanied by a comparison to the Operating Budget for that quarter, and, if the Operating Budget has not been met, a management commentary thereon;

(b)	a cashflow statement for that quarter in a form reasonably acceptable to the Agent and showing performance against budget, Gross Revenues received and Permitted Payments made; and

(c)	such additional information as the Agent and/or the Banks’ Technical Adviser (as applicable) may reasonably require to enable it to calculate or verify (as appropriate) the calculations contemplated by Clause 18 (Forecasts), and the Debt Service Cover Ratio including, without limitation, any other financial and/or cash flow statements in the form agreed between the Agent and the Borrower and which are consistent with the format of the Computer Model;

16.2.3	as soon as the same are publicly available (and in any event within 120 days of them becoming publicly available) the audited accounts of the Shareholder, Billiton Plc, B.H.P. Billiton Marketing A.G., Landsvirkjun and Hydro Aluminium Deutschland GmbH for that financial year; and

16.2.4	not less than 30 days prior to the beginning of each financial year, an Operating Budget for that financial year.

16.3	Information - Miscellaneous

The Borrower shall (at its expense) supply to the Agent promptly:

16.3.1	upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending which, if adversely determined could have a Material Adverse Effect, and, together, in each case, with its current proposals for conducting the litigation, arbitration or proceedings or otherwise resolving the dispute in question;

16.3.2	such further information in its possession or control regarding its financial condition and operations as the Agent may reasonably request;

16.3.3	details of any event of which it is aware which may constitute a material event of force majeure under any Project Contract;

16.3.4	details of any event of which it is aware which is likely to have a Material Adverse Effect;

16.3.5	details of any claim made under any Insurance in accordance with Schedule 8 (Insurances);

16.3.6	copies of all notices of default, suspension, termination, or material claims or material demands made against it under a Project Contract, otherwise than in the normal course of performance of any Project Contract, or affecting the Project Facilities and details of any action it proposes to take in relation to the same;

16.3.7	upon becoming aware of them, details of any damage to or destruction of the Project Facilities where the cost of repair or re-instatement is likely to exceed $2,000,000;

16.3.8	details of any reduction in production levels of the Smelter which is likely to lead to an Event of Default under Clause 17.19.1 (Project Events);

16.3.9	copies of all material documents despatched by it to its Shareholder in its capacity as such or all of its creditors (or any class of them) at the same time as they are despatched; and

16.3.10	upon receipt by it, copies of all authorisations which are material in the context of the Documents and/or the Project;

16.3.11	details of any intermediate compensation agreed by the Borrower pursuant to Clause 6.2 of the Tolling Conversion Agreement and in the event that such compensation is payable (if requested by the Agent) copies of any audit information in the Borrower’s possession or control;

16.3.12	on the reasonable request of the Agent, any information held by Borrower’s insurance broker regarding the Insurances to which the Borrower is entitled to have access, including, without limitation, any claims correspondence;

16.3.13	in respect of each of the Construction Contracts details of:

(a)	any material amendments or material variations to the terms of the Construction Contract;

(b)	any assignment, novation or transfer by the Contractor of its rights and/or obligations under the Construction Contract;

(c)	any material claims or any material dispute which arises under the Construction Contract, including information on the steps being taken to resolve the dispute; and

16.3.14	promptly upon receipt by it, any changes or supplements to the terms of the first back to back loan signed by the Treasury in respect of the Site Obligations and any amendments or supplements to the Rent and Payment Schedule in Annex D of the Smelter Site Agreement,

in sufficient copies for all of the Banks, if the Agent so reasonably requests.

16.4	Project Reports

The Borrower shall (at its expense) supply to the Agent in the form agreed between the Agent and the Borrower, within 45 days of the end of each of its financial quarters, a report on the operation of the Project, accompanied by a management commentary on any problems referred to in such reports in each case in scope and form reasonably acceptable to the Agent and in sufficient copies for all of the Banks.

16.5	Access and Consultation

16.5.1	Subject to Clause 16.5.4, the Borrower shall procure that the Agent and the Blanks’ Technical Adviser be allowed access, during normal business hours and upon giving two Business Days’ notice, to inspect the Project Facilities, the technical and statistical data, accounting books, records and other data in the possession or control of the Borrower with respect to the Project Facilities as they may reasonably require for the purposes of performing their respective duties in relation to this Agreement (including, for the avoidance of doubt, any duties of the Banks’ Technical Adviser in connection with Clause 18 (Forecasts)) and to take copies of any documents inspected for such purpose provided that they shall be accompanied at all times by a representative of the Borrower and the Borrower shall make such a representative available;

16.5.2	Subject to Clause 16.5.4, the Borrower shall procure that the Agent and the Banks are together allowed access during normal business hours to the Project Facilities at least once a year, upon the giving of three weeks’ notice by the Agent to the Borrower provided that they shall be accompanied at all times by a representative of the Borrower and the Borrower shall make such a representative available; and

16.5.3	Without prejudice to Clause 17.15 (Equity, Letters of Credit and DSRA), if at any time the provisions of Clause 6.2 (Deferrals) come into effect, and whilst they remain in effect, or the amount available for drawing under the Debt Service Reserve L/C together with the amount standing to the credit of the Debt Service Reserve Account is less than the Required DSRA Balance for any Repayment Date, and whilst there is such a shortfall, the Borrower shall regularly consult with the Agent and provide it with such information as it may reasonably require in relation to the Deferral Conditions and the Borrower’s proposals for returning to payment of Base Case Repayment Instalments or for ensuring that the amount available for drawing under the Debt Service Reserve L/C together with amounts standing to the credit of the Debt Service Reserve Account is equal to or greater than Required DSRA Balance (as the case may be).

16.5.4	The rights of access granted to each Finance Party and the Banks’ Technical Adviser pursuant to Clauses 16.5.1 and 16.5.2 above are subject to:

(a)	that Finance Party or the Banks’ Technical Adviser (as the case may be) entering into a confidentiality agreement with the Borrower substantially in the form agreed by the Borrower and the Agent and initialled by them for the purposes of identification prior to Financial Close (and the Borrower agrees that it shall enter into such confidentiality agreement as soon as possible after receipt thereof, duly executed by the relevant Finance Party or the Banks’ Technical Adviser (as the case may be)); and,

(b)	complying with the Project Facilities’ applicable health and safety standards from time to time whilst they are inspecting the Project Facilities.

16.6	Notification of Default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

16.7	Compliance Certificates

The Borrower shall supply to the Agent:

16.7.1	together with the accounts specified in Clause 16.2.1 and 16.2.2 (Financial Information); and

16.7.2	promptly at any other time, if the Agent reasonably so requests,

a certificate signed by two of its senior officers on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.8	Authorisations

16.8.1	The Borrower shall promptly:

(a)	obtain, maintain, comply in all material respects with the terms of, and comply to the extent that non-compliance would lead to termination, suspension, loss or revocation of; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation as and when required to enable it to perform its obligations under, or for the validity or enforceability of, any Document or to implement the Project.

16.8.2	Clause 16.8.1 above shall not apply to any authorisation which a person other than the Borrower is obliged to obtain under any Project Contract.

16.9	Pari Passu Ranking

The Borrower shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to Icelandic companies generally.

16.10	Negative pledge

16.10.1	The Borrower shall not create or permit to subsist any Security Interest on any of its assets.

16.10.2	Paragraph 16.10.1 does not apply to any Permitted Security Interest.

16.11	Transactions similar to Security

The Borrower shall not:

16.11.1	sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by it or any of its related entities; or

16.11.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset.

16.12	Borrowings

The Borrower shall not incur or have outstanding any Financial Indebtedness except:

16.12.1	liabilities under the Finance Documents or the Precedent Facility Agreement (up to the time of prepayment under Clause 3.1. l(a));

16.12.2	liabilities under the Sponsor Funding Agreement including, without limitation, any loans made to the Borrower in accordance with the provisions thereof;

16.12.3	the Site Obligations and liabilities in respect thereof;

16.12.4	the Harbour Loans and liabilities in respect thereof;

16.12.5	liabilities under any Hedging Agreements;

16.12.6	any other Financial Indebtedness provided by a person other than the Borrower expressly provided for under any Project Contract on its original terms as at the date of this Agreement;

16.12.7	in respect of leases of equipment and vehicles provided that the aggregate value of such equipment and vehicles at no time exceeds $3,000,000 (indexed) and the aggregate amount payable by way of rental does not exceed $1,000,000 (indexed) per annum; and

16.12.8	any other Financial Indebtedness approved in writing by the Majority Banks.

16.13	Loans and Guarantees etc.

The Borrower shall not make any loans or provide credit or financial accommodation, or give any guarantee of any person’s Financial Indebtedness, except for:

16.13.1	loans, guarantees or credit approved in writing by the Majority Banks;

16.13.2	loans made to an employee of the Borrower or any guarantee of such loans up to an aggregate maximum amount of $750,000;

16.13.3	loans made by the Borrower to the Shareholder in accordance with the Borrower’s constitutional documents and applicable law, which are funded solely from amounts standing to the credit of the Distribution Account;

16.13.4	any deferred payment rights in the ordinary course of trade and which do not involve the deferral of payment of any sum for more than 90 days; and

16.13.5	Authorised Investments.

16.14	Capital Expenditures

Other than with the prior written approval of the Majority Banks, the Borrower shall not incur any capital expenditure, other than:

16.14.1	Operating Costs within paragraphs (d) and (e) of the definition thereof;

16.14.2	capital expenditure funded from amounts standing to the credit of the Distributions Account, in an amount not exceeding $3,000,000 in any of its financial years provided that if the capital expenditure incurred under this paragraph 16.14.2 in any financial year is less than $3,000,000, an amount equal to the difference between the amount so incurred and $3,000,000 can be carried forward to the immediately following financial year only and may be incurred in that financial year; or

16.14.3	capital expenditure funded by any Additional Shareholder Funding or any other Permitted Financial Indebtedness provided that, in the case of non-essential capital expenditure, no Deferral Instalments are outstanding at the relevant time.

16.15	Disposals

16.15.1	The Borrower shall not either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any part of its assets.

16.15.2	Paragraph 16.15.1 does not apply to:

(a)	disposals made in the ordinary course of trade of the disposing entity on arm’s length terms;

(b)	Permitted Security Interests;

(c)	disposals required by the provisions of the Project Contracts; or

(d)	disposals of obsolete or redundant assets which are no longer required for the efficient operation of its business and are not replaced, on arm’s length terms and in an aggregate amount not exceeding $1,000,000 in any financial year.

16.16	Mergers and acquisitions

The Borrower shall not:

16.16.1	enter into any amalgamation, demerger, merger or reconstruction; or

16.16.2	acquire any assets or business if the assets or business are substantial save where expressly contemplated by the Documents or expressly permitted by this Agreement.

16.17	Set-off Arrangements with Billiton

Other than the Tolling Conversion Agreement, the Borrower shall not enter into or permit to subsist any agreements with BHP Billiton Marketing A.G. which would allow it to exercise any right of set off in respect of amounts owed by it to the Borrower and shall not permit BHP Billiton Marketing A.G. to give any guarantee or other assurance against loss in respect of any of the Borrower’s liabilities or obligations.

16.18	Operation and maintenance

The Borrower shall:

16.18.1	diligently operate and maintain the Project Facilities in a safe, efficient and business-like manner, in accordance with Good Industry Practice and in such a manner as to ensure that it does not prejudice its ability to claim against any person (including any Contractor) for breach of any material manufacturer, supplier or other warranties;

16.18.2	not cease to be the operator;

16.18.3	not enter into any agreement with an associated company under which the Borrower will incur Operating Costs except on arm’s length terms;

16.18.4	employ a sufficient number of trained personnel to operate and maintain the Project Facilities in accordance with Good Industry Practice and in order to comply with applicable law and its contractual obligations;

16.18.5	not without the consent of the Majority Banks (after consultation with the Banks’ Technical Adviser) reduce or allow depletion of the stocks of carbon anode blocks at the Smelter Site to a level below that which would be sufficient to enable the Smelter to operate at its full production capacity of 89,100 Tonnes of aluminium per annum for a period of three weeks except that the Borrower may utilise such stocks following a failure by Hydro Aluminium Deutschland GmbH to provide carbon anode blocks in the required quantity.

16.19	Project Contracts

16.19.1	The Borrower shall comply in all material respects with its obligations under the Project Contracts.

16.19.2	Subject to paragraph 16.19.5, the Borrower shall not, without the prior written consent of the Majority Banks (such consent not to be unreasonably withheld), agree to:

(a)	any material amendment or variation to; or

(b)	waive compliance with any material provision of;

any Project Contract (other than the Construction Contracts) and, if such amendment, waiver or variation or any material amendment or variation to the scope of works thereunder is likely to have a Material Adverse Effect, the Construction Contracts.

16.19.3	Subject to paragraph 16.19.5, the Borrower shall not, without the prior written consent of the Majority Banks, agree to or give notice of the termination, repudiation or abandonment of any Project Contract or any Construction Contract or suspension of all or a material part of the obligations of any other party under any Project Contract or any Construction Contract.

16.19.4	The Borrower shall not, without the prior written consent of the Majority Banks, amend its constitutional documents.

16.19.5	The Borrower shall exercise each Reserved Discretion in accordance with Schedule 5 (Reserved Discretions).

16.19.6	The Borrower shall not enter into any material agreements other than the Documents without the consent of the Majority Banks (such consent not to be unreasonably withheld) except for a labour contract with its employees or any short-term (up to three years) or temporary arrangements reasonably required to carry on its business in the ordinary course and the Borrower shall keep the Agent reasonably informed in respect of discussions it has with counterparties to Project Contracts in respect of any proposed replacement, extension or supplement to such contracts, or with third parties in respect of any proposed replacement or supplement to any Project Contract that has terminated or is due to terminate before the Final Repayment Date. The Borrower shall provide the Banks with a reasonable period of time in which to approve the terms of any new Project Contract and the Agent shall inform the Borrower of the consent (or otherwise) of the Majority Banks as soon as reasonably practicable (taking into account the need for the Banks to engage advisers, consult amongst themselves, and agree and enter into any direct agreements with the relevant counterparties).

16.19.7	Subject to paragraph 16.19.5 above, the Borrower shall maintain and, in good faith and in the best interests of the Borrower, take all reasonable steps to enforce its rights and exercise its discretions under the Project Contracts and the Construction Contracts to comply with applicable laws and its contractual obligations.

16.19.8	In the event that Hydro Aluminium Deutschland GmbH gives notice of its intention:

(a)	to negotiate an amendment or other change to the basic price and/or to make a price adjustment under the Anode Supply Agreement as a result of or in contemplation of the Rheinwerk-Smelter being closed after 1st August, 2008; or

(b)	to terminate the Anode Supply Agreement after 30th June, 2013, to the extent there are outstandings under this Agreement,

the Borrower will promptly after receipt of such notice consult fully with the Banks with regard to any such change, price adjustment and/or as to the choice of a new anode supplier and the terms and conditions of any replacement anode supply contract, which shall be reasonably satisfactory to the Majority Banks.

16.20	Hedging

16.20.1	The Borrower shall not enter into an Aluminium Hedging Agreement or a Hedging Agreement (in respect of its interest rate exposure) unless the Agent has approved in writing (such approval not to be unreasonably withheld) the structure of the proposed arrangements together with the identity of the Aluminium Hedging Counterparty or, as the case may be, the Hedging Bank.

16.20.2	The Borrower shall not enter into a Hedging Agreement (in respect of its foreign exchange rate exposure) without the Agent’s prior written consent, other than in respect of Hedging Agreements with a term of less than 12 months, a notional amount of no more than $10 million and based on a margin free forward contract in a form common in the market at the relevant time.

16.20.3	The Borrower shall ensure that each Hedging Bank with respect to an Interest Rate Hedging Agreement or any Hedging Agreement in respect of the Borrower’s foreign exchange rate exposure that requires the Agent’s prior written consent under Clause 16.20.2 accedes to the Intercreditor Agreement and that each Hedging Agreement is based on the prevailing ISDA Master Agreement.

16.21	Compliance with Laws and Payment of Taxes

16.21.1	The Borrower shall comply in all material respects with all laws and regulations applicable to it provided that nothing in this Clause shall prevent the Borrower from contesting in good faith the application to it of such laws and regulations.

16.21.2	The Borrower shall pay all its Taxes when due, except to the extent the Taxes are contested in good faith and by appropriate means, and a reserve reasonably regarded as adequate and generally required by international accounting standards has been set aside for payment of those contested Taxes.

16.22	Environmental Matters

16.22.1	The Borrower shall comply in all material respects with:

(a)	all applicable Environmental Law; and

(b)	the terms and conditions of all Environmental Approvals applicable to it,

and to the extent that non-compliance would lead to loss, termination, revocation or suspension of the Environmental Operating Permit and for this purpose will implement procedures in accordance with Good Industry Practice or which are reasonably necessary to monitor compliance and contain liability under Environmental Law.

16.22.2	Promptly upon receipt of the same, the Borrower shall notify the Agent of any claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law which, if substantiated, is likely to have a Material Adverse Effect.

16.23	Scope of business

The Borrower shall not engage in any business or activities, either alone or in partnership or joint venture with any other person, other than those directly associated with the Project and contemplated by the Facilities Description and the Documents.

16.24	Share Capital

Other than the redemption in capital to take effect on or about the Drawdown Date in accordance with the resolution referred to in paragraph 2(k) of Schedule 2 (Conditions Precedent), the Borrower shall not purchase, cancel or redeem any of its share capital or issue any further voting capital, save pursuant to the Sponsor Funding Agreement or any issue of new shares to the Shareholder or, provided there will be no Event of Default under Clause 17.20, an Affiliate of the Shareholder which are subject to the Shares Pledge.

16.25	Investments

The Borrower shall not:

16.25.1	acquire any share or loan capital of any corporate body or other investments except Authorised Investments in accordance with the Account Agreement and/or investments acquired with proceeds standing to the balance of the Distributions Account;

16.25.2	save as agreed with the Agent, and except for Authorised Investments pursuant to the Account Agreement or investments made with proceeds standing to the credit of the Distributions Account, open or maintain any accounts other than the Project Accounts, the Onshore Proceeds Accounts and the Distributions Account and any other account into which proceeds standing to the credit of the Distributions Account are paid; or

16.25.3	have or acquire any Subsidiary whether by formation or otherwise.

16.26	Distributions

The Borrower shall not declare, make or pay any Distribution other than out of amounts standing to the credit of the Distributions Account. Other than the Initial Shareholder Distribution, the Borrower shall not transfer an amount to the Distributions Account save in accordance with the Account Agreement in circumstances where all of the following conditions are satisfied:

16.26.1	the transfer is made on or up to 30 days after a Repayment Date or (if later) 30 days after the relevant Determination Date after the Borrower has paid the applicable Repayment Instalment due on that Repayment Date;

16.26.2	the Debt Service Cover Ratio exceeded 1.25:1 and the Loan Life Cover Ratio exceeded 1.40:1 (in respect of the Loan Life Cover Ratio, on the assumption that the LME Cash Price is US$1,330 per metric tonne) as at the Calculation Date for that Repayment Date and would continue to be exceeded after the relevant transfer is made and that Ratio recalculated assuming that such transfer to the Distributions Account had already occurred;

16.26.3	no Default has occurred and is continuing and no Default would result from the payment of such amount to the Distributions Account;

16.26.4	to the extent that there is sufficient cash available to pay the same standing to the credit of the Proceeds Account or Holding Account (treating Authorised Investments as cash for this purpose);

16.26.5	the amount standing to the credit of the Debt Service Reserve Account together with any amount available for drawing under the Debt Service Reserve L/C is equal to or greater than the Required DSRA Balance for the applicable Repayment Date;

16.26.6	the Borrower has complied with its obligations under Clause 6.1 (Repayment Instalments), any amount of principal repayment that has been previously deferred pursuant to Clause 6.2 (Deferrals) has been repaid;

16.26.7	in respect of the period after 1 January 2010, both the Tolling Conversion Agreement and the Anode Supply Agreement have been replaced or supplemented by tolling arrangements or, as the case may be, arrangements for anode supply, on terms reasonably satisfactory to the Majority Banks and with a term that ends after the Final Repayment Date; and

16.26.8	if a notice has been delivered under Clause 16.34 (Major Project Parties), a period of one year from the date of such notice has expired or, if earlier, the Borrower has demonstrated to the reasonable satisfaction of the Majority Banks that the Notifiable Event does not have or no longer has a Material Adverse Effect, provided that:

(a)	in addition to the conditions set out above, no transfer to the Distributions Account shall be made or paid if at that time the Environmental Operating Permit does not or will not permit the operation of the Project to continue for the next two years or, if earlier, until the Final Repayment Date on terms satisfactory to the Agent (acting reasonably); and

(b)	in the case of a transfer where the Repayment Date is the first Repayment Date there is a cash balance of at least US$10 million standing to the credit of the Proceeds Account at the opening of business on the first Repayment Date; and

(c)	if all the conditions in Clauses 16.26.1 to 16.26.8 are satisfied apart from the condition in Clause 16.26.7, the Borrower shall transfer an amount to the Dividend Reserve Account up to an amount it would otherwise have been able to transfer to the Distributions Account (and the balance standing to the credit of the Dividend Reserve Account shall not be taken into consideration for the purposes of determining whether the Borrower has cash available for making any Distribution or in determining whether the condition in Clause 16.26.2 has been satisfied).

16.27	Financial Year-End

The Borrower shall not change its financial year-end from 31st December.

16.28	Assignability

The Borrower shall ensure that its interest under each Project Contract entered into by it, and (to the extent practicable) each material authorisation granted to it, after the date of this Agreement is capable of being charged or assigned by way of security on and subject to the terms of the Security Documents.

16.29	Further Assurance

16.29.1	The Borrower shall, at its own expense, execute and do all such assurances, acts and things as the Agent and/or the Security Trustee may reasonably require for perfecting or protecting the security constituted or evidenced or purported to be constituted or evidenced by any of the Finance Documents or for exercising its rights under any Direct Agreement.

16.29.2	The Borrower shall, on terms no more onerous than any other Security Document, (i) enter into any updates or supplements to any Security Documents governed by Icelandic law; and (ii) enter into any security documents relating to Construction Contracts and/or other Project Contracts entered into by it after Financial Close.

16.29.3	The Borrower, by way of security, irrevocably appoints the Agent, the Security Trustee and any of their delegates or sub-delegates to be its attorney to take any action which the Borrower is obliged to take and fails to do so under this Clause 16.29. The Borrower ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this paragraph 16.29.3.

16.30	Power to Remedy

16.30.1	In case of default by the Borrower in complying with Clauses 16.33 (Insurances), 16.17 (Project Works) and 16.18 (Operation and Maintenance), the Borrower shall permit the Agent or its agents and contractors to enter the Project Facilities and to comply with or object to any notice served on the Borrower in respect of the Project Facilities and to effect such repairs or insurance or generally do such things or pay all such costs, charges and expenses as the Agent may reasonably consider necessary or desirable to prevent or remedy any breach of Clause 16.33 (Insurances) or those Clauses or to comply with or object to any notice.

16.30.2	The Borrower will indemnify and keep the Agent indemnified against all losses, costs, charges and expenses reasonably incurred in connection with the exercise of the powers contained in this Clause 16.30 (Power to Remedy).

16.31	Payments and Account Agreement

The Borrower shall ensure that all payments to it (including, without limitation, the Loan) are made in accordance with the Account Agreement and shall comply with its obligations set out in the Account Agreement.

16.32	Equator Principles

16.32.1	Subject to the provisions of this Clause 16.32 (Equator Principles), the Borrower shall comply with Environmental Guidelines.

16.32.2	Subject to Clause 16.32.3 below, the Banks acknowledge and agree that if the Borrower complies with the terms of the Environmental Operating Permit (in the form applicable at the date of this Agreement or in more stringent terms) then it will be treated as in compliance with its obligations under Clause 16.32.1.

16.32.3	The Borrower acknowledges that if the Environmental Operating Permit is amended and/or replaced so that the terms of the amended Environmental Operating Permit (or the replacement) are less stringent with respect to the protection of the environment than the Environmental Operating Permit in place at the date hereof, the Borrower and the Agent (acting on the advice of the Technical Adviser) shall meet in good faith to devise a proposed course of action so as to ensure that any resulting changes to the operating and reporting procedures of the Borrower will be in compliance with the Environmental Guidelines.

16.33	Insurances

The Borrower shall comply with its obligations set out in Schedule 8 (Insurances).

16.34	Major Project Parties

16.34.1	The Borrower shall notify the Agent promptly after it becomes aware of the occurrence of any event specified in any of Clauses 17.5.1 and 17.5.3 and Clauses 17.6 (Insolvency) to 17.10 (Analogous Proceedings) (each a “Notifiable Event”) in relation to any of BHP Billiton Marketing A.G., Landsvirkjun and Hydro Aluminium Deutschland GmbH, unless any of the foregoing shall cease to be a Major Project Party, in which case in relation to the replacement thereof for the time being, (each a “Material Company”) provided that in respect of Clauses 17.5.1 and 17.5.3 the aggregate amount of Financial Indebtedness in respect of each such company shall exceed $5,000,000.

16.34.2	After the Borrower has given a notice pursuant to paragraph 16.34.1 above or after the Agent has given a notice of a Notifiable Event in relation to a Material Company to the Borrower, the Borrower shall consult with the Agent regularly as to the consequences for it of any such Notifiable Event, keep the Agent informed as to any steps it proposes to take as a consequence of such Notifiable Event and provide the Agent with such information as it may reasonably request in relation to such Notifiable Event, until the earlier of (i) the later of one year from the date of any such notice or the date on which any Event of Default which exists at the expiry of such period is waived by the Majority Banks or ceases to exist or (ii) the Borrower demonstrates to the reasonable satisfaction of the Majority Banks that the Notifiable Event does not have or no longer has a Material Adverse Effect.

16.35	Financial Covenants

Subject to Clause 16.36, the Borrower shall ensure that as at each applicable Calculation Date:

16.35.1	the Debt Service Cover Ratio is greater than or equal to 1.10:1;

16.35.2	the Loan Life Cover Ratio is greater than or equal to 1.10:1 (on the assumption that the LME Cash Price is US$1,330 per metric tonne);

16.35.3	the ratio of the aggregate of its Outstanding Senior Debt to its Net Worth is less than that in the right hand column below, by reference to the most recent financial statements drawn as at its financial year end delivered by it pursuant to Clause 16.2 (Financial Information).

As at the Calculation Date
falling on 31 December
for the following years	Permitted Ratio
2003	3.25:1
2004	3.10:1
2005	3.00:1
2006	2.80:1
2007	2.60:1
2008	2.40:1
2009	2.20:1
2010	2.00:1
2011	1.80:1
2012	1.60:1
2013	1.40:1
2014	1.20:1
2015	1.00:1
2016	0.80:1
2017	0.60:1

16.36	Remedy

16.36.1	After becoming aware of the occurrence a breach of any of the covenants in Clause 16.35 (Financial Covenants), the Borrower shall notify the Agent (and provide such details about the breach as the Agent may request) and, within 10 Business Days of becoming so aware:

(a)	the Borrower may seek to remedy such breach by procuring the provision to it of Additional Shareholder Funding (such funding to be provided in the case of a breach of Clause 16.35.1 or 16.35.2 no later than 45 days from the relevant Calculation Date unless the Agent or its advisers have delayed the determination of any of the Ratios (other than where any delay arose as a consequence of an act or omission of the Borrower or its advisers), and in the case of a breach of Clause 16.35.3 no later than 45 days after the delivery of relevant financial statements); and

(b)	following the provision of such Additional Shareholder Funding in accordance with the Sponsor Funding Agreement and the Intercreditor Agreement, the Borrower shall confirm to the Agent by notice in writing signed by the chief financial officer of the Borrower (a “Cure Notice”) that such breach has been remedied (and shall provide such further evidence of or information about such remedy and/or such breach as the Agent may request).

16.36.2	For so long as the Borrower shall have the rights conferred to it under Clause 16.36.1 above, the relevant breach shall not constitute a Default or a breach of this Agreement.

16.36.3	The amount of any Additional Shareholder Funding provided to the Borrower pursuant to this Clause 16.36 shall (subject to compliance by the Borrower with the other provisions of Clause 16.36.1 above within the stated 10 Business Day period) be included as a positive amount in the recalculation of the Debt Service Cover Ratio and/or the Loan Life Cover Ratio and/or the Borrower’s Net Worth as at the Calculation Date to which such breach related provided that:

(a)	other than as provided in Clause 16.36.5 below, nothing in this Clause 16.36.3 shall in any way relieve the Borrower of its obligations under Clause 16.35 (without prejudice to Clause 16.36.2); and

(b)	the Borrower may deliver no more than two consecutive Cure Notices at any time and no more than three Cure Notices during the lifetime of this Agreement.

16.36.4	If the Borrower anticipates the occurrence of any breach referred to in Clauses 16.35.1 or 16.35.2 above, it may at any time after it anticipates that a breach may occur seek to avoid that breach by obtaining Additional Shareholder Funding under this Clause 16.36.4. In this case:

(a)	the Borrower shall notify the Agent of its intention to seek such Additional Shareholder Funding and shall provide the Agent with such details about the anticipated breach as the Agent may request; and

(b)	the provisions of Clauses 16.36.1 to 16.36.3 above shall apply in respect of the provision of that Additional Shareholder Funding except that:

(i)	such Additional Shareholder Funding must be provided prior to any actual breach of any covenant in Clauses 16.35.1 or 16.35.2 (Financial Covenants); and

(ii)	within 10 Business Days of the provision of such Additional Shareholder Funding, the Borrower shall confirm this to the Agent by notice in writing signed by the chief financial officer of the Borrower, and such notice given under this Clause 16.36.4(b)(ii) will be a Cure Notice for the purpose of this Clause 16.36.4(b)(ii).

16.36.5	Notwithstanding Clause 16.35 and the foregoing provisions of this Clause 16.36, if the conditions set out in paragraphs 6.2.1(b) and 6.2.1(c) of Clause 6.2.1 are satisfied with respect to a Repayment Date, whether or not any principal amount falls to be deferred under Clause 6.2 as a result thereof, the Borrower shall not as at the Calculation Date corresponding to that Repayment

Date be treated as in breach of Clause 16.35.1 nor shall any requirement to cure or remedy arise.

16.36.6	Any steps taken by the Borrower to prevent or avoid a breach of any of the covenants in Clause 16.35 other than in accordance with the provisions of this Clause 16.36 shall not be treated as constituting the giving of a Cure Notice.

16.37	Replacement Harbour Loan Agreement

The Borrower shall not make any prepayment under the Replacement Harbour Loan Agreement without the prior written consent of the Agent.

17.	DEFAULT

17.1	Events of Default

Each of the events set out in Clauses 17.2 (Non-payment) to 17.22 (Material Adverse Change) of this Clause 17 is an Event of Default (whether or not caused by any reason whatsoever outside the control of die Borrower or any other person).

17.2	Non-Payment

Any Group Company does not pay on the due date any amount payable by it under the Finance Documents except where such non-payment is due solely to technical or administrative reasons and is paid within three Business Days of its due date, in each case at the place at and in the currency in which it is expressed to be payable.

17.3	Breach of other Obligations

17.3.1	The Borrower does not comply with any of Clauses 16.10 (Negative Pledge), 16.11 (Transactions similar to Security), 16.12 (Borrowings), 16.13 (Loans and Guarantees), 16.15 (Disposals), 16.20 (Hedging) or 16.26 (Distributions).

17.3.2	Subject to Clause 16.36 (Remedy), the Borrower is in breach of Clause 16.35 (Financial Covenants) and such breach is not remedied in accordance with Clause 16.36 (Remedy).

17.3.3	A Group Company does not comply with any other provision of a Finance Document (other than those referred to in Clause 17.2 (Non-payment), Clause 17.3.1 or Clause 17.3.2 above) and such non-compliance, if capable of remedy in the reasonable opinion of the Majority Banks, is not remedied within 15 Business Days after its occurrence.

17.4	Misrepresentation

17.4.1	A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of a Group Company under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

17.4.2	Any representation and warranty set out in any of Clauses 15.2 (Status), to Clause 15.5 (Non-Conflicts), Clause 15.7 (Authorisations), Clauses 15.10 (Ownership of Assets), Clauses 15.12 (Immunity) to 15.15 (Litigation), Clause 15.18 (Intellectual Property), Clause 15.20 (No Other Business), Clauses 15.22 (Taxes) to 15.25 (Environmental Matters) would have been incorrect in any material respect if it had been repeated on the first day of any Interest Period with reference (if applicable) to the facts and circumstances then existing.

17.5	Cross-Default

17.5.1	Any Financial Indebtedness (other than Financial Indebtedness of the nature referred to in paragraph 16.12.7 of Clause 16.12 (Borrowings) up to a maximum aggregate amount of $100,000) of the Borrower is not paid when due; or

17.5.2	an event of default howsoever described occurs under any document relating to Financial Indebtedness of the Borrower; or

17.5.3	any Financial Indebtedness of the Borrower becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

17.5.4	any commitment for, or underwriting of, any Financial Indebtedness of the Borrower is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

17.5.5	any Security Interest securing Financial Indebtedness over any material asset of the Borrower becomes enforceable.

17.6	Insolvency

17.6.1	The Borrower is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

17.6.2	The Borrower suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

17.6.3	The Borrower by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

17.7	Insolvency proceedings

17.7.1	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of the Borrower; or

17.7.2	a meeting of the Borrower is convened for the purpose of considering any resolution for (or to petition for) its winding-up, liquidation, a moratorium or for its administration or any such resolution is passed; or

17.7.3	any person presents a petition for the winding-up, liquidation, moratorium or for the administration of the Borrower; or

17.7.4	an order is made for the winding-up, liquidation, moratorium or administration of the Borrower; or

17.7.5	any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up, dissolution or a moratorium of the Borrower or any other insolvency proceedings involving the Borrower are commenced, save for any step or petition referred to in Clause 17,7.3 or 17.7.5 which is frivolous or vexatious and is discharged with 14 days of its presentation and which does not relate to any administration, moratorium or similar proceedings.

17.8	Appointment of Receivers and Managers

17.8.1	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Borrower or any part of its assets; or

17.8.2	the directors of the Borrower request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

17.8.3	any other steps are taken to enforce any Security Interest over any part of the assets of the Borrower.

17.9	Creditors’ Process

Any attachment, sequestration, distress or execution affects any asset of the Borrower, in an amount exceeding $100,000 and is not discharged within 14 days.

17.10	Analogous Proceedings

There occurs in relation to the Borrower any event anywhere which, in the reasonable opinion of the Majority Banks, corresponds with any of those mentioned in Clauses 17.6 (Insolvency) to 17.9 (Creditors’ Process) (inclusive).

17.11	Cessation of Business

The Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business.

17.12	Project Contracts and Direct Agreements

17.12.1	Any party to a Key Project Contract or a Direct Agreement (other than a Finance Party) breaches in any material respect any material provision of that Key Project Contract or Direct Agreement and such breach, if capable of remedy, is not remedied within such grace period as may be provided for in the relevant Key Project Contract or Direct Agreement or, in the case of the Power Contract, the period until Landsvirkjun is entitled to suspend power supply to the Borrower.

17.12.2	Any Key Project Contract or Direct Agreement is repudiated (otherwise than by the Borrower with the consent of the Majority Banks or by a Finance Party) or is or becomes void or unenforceable and, in the case of a Key Project Contract, is not replaced on terms and, where applicable, with a substitute party which in each case is reasonably acceptable to the Majority Banks within 45 days of such event.

17.12.3	Any material obligation expressed to be assumed by a party under a Key Project Contract or Direct Agreement is not or ceases to be a valid and binding obligation of, or is repudiated by, that party (otherwise than by the Borrower with the consent of the Majority Banks or by a Finance Party) or is or becomes void or unenforceable and, in the case of a Key Project Contract or any material obligation under it, is not replaced on terms and, where applicable, with a substitute party which is reasonably acceptable to the Majority Banks within 45 days of such event.

17.12.4	Otherwise than by the acts or omissions of the Borrower acting with the consent of the Majority Banks or of a Finance Party:

(a)	any Key Project Contract or any Direct Agreement terminates; or

(b)	(after expiry of any applicable grace period) any Key Project Contract or any Direct Agreement is or becomes capable of being terminated; or

(c)	a party to a Key Project Contract, or a Direct Agreement issues a notice of termination of, or (after the expiry of any applicable grace period) a notice of intention to terminate, any Key Project Contract or any Direct Agreement,

(in each case otherwise than by reason of full performance of the agreement or expiry of its term) and, in the case of a Key Project Contract, such contract is not replaced on terms and, where applicable, with a substitute party which is reasonably acceptable to the Majority Banks within 45 days of such event.

17.12.5	The Borrower (otherwise than with the consent of the Majority Banks) issues a notice of termination or a notice of intention to terminate any Key Project Contract or Direct Agreement.

17.12.6	As at 31 December 2013, either of the Tolling Conversion Agreement or the Anode Supply Agreement has not been renewed, extended or replaced, in each case (i) as required to ensure that the expiry of the term of each such contract will not occur prior to the Final Repayment Date, and (ii) on terms reasonably satisfactory to the Majority Banks.

17.12.7	Any event in Clause 17.12.1 to 17.12.6 above occurs in relation to a Project Contract (other than a Key Project Contract) and any such event in the reasonable opinion of the Majority Banks is likely to have a Material Adverse Effect and (in the case of Clauses 17.12.2, 17.12.3 and 17.12.4) such Project Contract is not replaced on terms and, where applicable, with a substitute party which is reasonably acceptable to the Majority Banks within 45 days of such event or (in the case of paragraph 17.12.1 above) such non-compliance, if capable of remedy, is not remedied within such grace period as may be provided for in the relevant Project Contract.

17.12.8	Any Key Licence required by the Borrower is amended or modified and is likely to have a Material Adverse Effect.

17.12.9	Any Key Licence required by the Borrower is terminated and not reinstated or, where applicable, replaced within 30 Business Days.

17.13	Illegality

17.13.1	It is or becomes unlawful for any person (other than a Finance Party) to perform any of its material obligations under the Documents.

17.13.2	Any Document or any material provision of any Document is required in any material respect by any law or regulation having the force of law to be waived, amended, modified or abandoned and, in the case of any Project Contract, such event, in the reasonable opinion of the Majority Banks, is likely to have a Material Adverse Effect.

17.13.3	Any material authorisation required in relation to the Project is (i) revoked or (ii) amended in a manner which in the reasonable opinion of the Majority Banks is likely to have a Material Adverse Effect.

17.14	Effectiveness of Security

17.14.1	Any Security Document is not or ceases to be effective (and is not remedied forthwith) or is alleged by a Group Company to be ineffective for any reason.

17.14.2	Any Security Interests created pursuant to any Security Document is subject to any prior or pari passu Security Interests (other than Permitted Security Interests).

17.15	Equity, Letters of Credit and DSRA

17.15.1	The Borrower registers the issue or transfer of any of its share capital in circumstances where that issue or transfer was made in breach of any provision of the Sponsor Funding Agreement or any Finance Document.

17.15.2	The issuer fails to pay any amount properly claimed pursuant to any Letter of Credit within three Business Days of the time permitted under that Letter of Credit.

17.15.3	At any time the issuer of any Debt Service Reserve L/C required to be in place under the Account Agreement or any other Finance Document ceases to be a Qualifying Issuer (and Cash Collateral has not been provided) and the issuer and such Debt Service Reserve L/C are not replaced with a further Debt Service Reserve L/C and a bank or other financial institution which is a Qualifying Issuer within 20 Business Days of the Agent notifying the Borrower of the occurrence of such event.

17.15.4	Any Debt Service Reserve L/C ceases to be in place and in full force and effect at any time when it is required to be in place pursuant to the Account Agreement or any other Finance Document or, in relation to the Debt Service Reserve L/C, is not renewed or replaced as required by the Account Agreement or any other Finance Document.

17.15.5	At any time prior to 31 December 2010 3 Deferral Instalments are outstanding, or at any time after 31 December 2010 2 Deferral Instalments are outstanding, if, in addition, after 30 days of the third Deferral Instalment becoming outstanding, or after 31 December 2010, the later of 31 December 2010 and the second Deferral Instalment becoming outstanding, and at any time thereafter, whilst there are 3 Deferral Instalments outstanding (prior to 31 December 2010) or 2 Deferral Instalments outstanding (at any time after 31 December 2010) the amount available for drawing under the Debt Service Reserve L/C together with the amount standing to the credit of the Debt Service Reserve Account is less than the Required DSRA Balance for each subsequent Repayment Date following that date.

17.16	Abandonment

The Borrower abandons all or a material part of the Project Facilities or all or a material part of the Project Facilities are damaged or destroyed, unless, in the case of damage or destruction, risk of the occurrence of the event concerned is covered by Insurance and the Borrower is able to utilise the Insurance Proceeds in reinstatement pursuant to Schedule 8 (Insurance).

17.17	Nationalisation

17.17.1	The Government of Iceland or any Agency of that Government takes, or states officially that it proposes to take, any step with a view to the seizure,

expropriation, nationalisation or acquisition (whether compulsory or otherwise, in whole or in part, and whether or not for fair compensation) of the Borrower or any of its material assets or of any other party to any Project Contract or any of its material assets.

17.17.2	All or a material part of the Project Facilities is requisitioned.

17.17.3	The Government of Iceland takes any step (save as provided for in the Investment Agreement as in effect on the date of this Agreement) with a view to the regulation, administration or limitation of, or the assertion of any form of administrative control over, rates applied, prices charged or rates of return achievable, by the Borrower in connection with the Project and any such step, in the reasonable opinion of the Majority Banks, is likely to have a Material Adverse Effect.

17.18	Insurance

Any Insurance is not, or ceases to be in full force and effect or (at the time it is required to be effected) is unavailable, or is avoided or any insurer is or will be entitled to avoid or otherwise reduce its liability under any policy relating to an Insurance in breach of Schedule 8.

17.19	Project Events

17.19.1	The average production level of aluminium from the Grundartangi Aluminium Smelter is less than ninety per cent. (90%) of 89,100 tonnes per annum applied pro rata for a period of thirty consecutive days (excluding from the calculation any reduction in production level which is as a consequence of:

(a)	an event of force majeure where any losses and/or liabilities incurred by the Borrower in such circumstances and as a result of such event are covered by Insurances and the Borrower is able to utilise the Insurance Proceeds to fully cover such losses and/or liabilities; or

(b)	unavailability of Secondary Power under (and as defined in) the Power Contract),

unless the Borrower produces a remedial plan within fifteen days of the end of any such period which is in form and substance satisfactory to the Majority Banks (acting reasonably) and such plan is then implemented in accordance with its terms.

17.19.2	(a) The Borrower ceases to have title to or the right to possess and use the Site; and/or

(b)	the Borrower ceases to have title to or the right to possess and/or use any buildings or fixtures on the Site or any easements and wayleaves necessary to implement the Project in accordance with the Documents and such cessation, in the reasonable opinion of the Majority Banks, is likely to have a Material Adverse Effect.

17.20	Ownership of the Borrower

17.20.1	The Shareholder ceases to hold (legally and beneficially) 100% of the share capital and voting rights of the Borrower, but holds more than 50.1% of the share capital and voting rights provided that it shall not be an event of default if the conditions set out in Clause 17.20.3 are complied with in respect of any transfer.

17.20.2	The Shareholder ceases to hold (legally and beneficially) at least 50.1 % of the share capital and voting rights of the Borrower provided that it shall not be an event of default if the Shareholder holds (legally or beneficially) less than 50.1 % of the share capital and voting rights of the Borrower and:

(a)	any transferee of such share capital and voting rights is approved in writing by the Majority Banks (such approval not to be unreasonably withheld); and

(b)	the conditions set out in Clause 17.20.3 are complied with in respect of any transfer.

17.20.3	The conditions that must be complied with in respect of any transfer permitted under Clauses 17.20.1 and 17.20.2 are as follows:

(a)	any transfer would not breach the Investment Agreement or any applicable law;

(b)	unless the Majority Banks otherwise consent, any such share capital and voting rights are transferred subject to the Shares Pledge or the transferee creates a new Security Interest over such share capital and voting rights in form and substance reasonably satisfactory to the Agent;

(c)	any such transferee agrees to be bound by the Intercreditor Agreement;

(d)	the transferee’s obligations under the Documents to which it is or will become a party or subject to are legal, valid and binding on it, and the Agent has received any relevant legal opinions which are satisfactory to it; and

(e)	following any transfer, the Shareholder maintains control of the Borrower (unless the Majority Banks agree otherwise).

17.21	Environmental Matters

17.21.1	The Borrower (i) fails to comply in any material respect with any Environmental Law or Environmental Approval or to the extent that such non-compliance would lead to loss, termination, revocation or suspension of the

Environmental Operating Permit, or (ii) becomes subject to any Environmental Claim which, in the reasonable opinion of the Majority Banks, is likely to have a Material Adverse Effect.

17.21.2	There is a change in applicable Environmental Law which would be likely to result in the imposition of any material liability in relation to the Project on any Finance Party.

17.21.3	There is a change in Environmental Law which will cause the rights of any person in relation to any claim against the Borrower in relation to non- compliance with an Environmental Law or Environmental Licence to rank ahead of the rights of any Finance Party against the Borrower and the Agent gives notice of such event to the Borrower within 90 days of becoming aware of the relevant change in Environmental Law.

17.21.4	The Environmental Operating Permit terminates for any reason or the Government issues a notice of termination of or (after expiry of any applicable grace period) a notice of intention to terminate the Environmental Operating Permit.

17.21.5	The Environmental Operating Permit becomes capable of being terminated by reason of any technical, legal or procedural error or impropriety in connection with the issuance of the Environmental Operating Permit.

17.22	Material Adverse Change

Any other event or series of events occurs after the date hereof (other than a reduction in the price of aluminium where the Borrower continues to have the right to make deferrals under Clause 6.2) which will have a material adverse effect on the ability of the Borrower to comply with its payment obligations under the Finance Documents and which, if capable of remedy, is not remedied within 30 days of the date of any notice given by the Agent to the Borrower requiring it to be remedied.

17.23	Acceleration

17.23.1	On and at any time after the occurrence of an Event of Default which is continuing immediately prior to the exercise of any of the following rights, the Agent may, and shall if so directed by the Majority Banks (or, in the case of (e) below, the Majority Senior Creditors), by notice to the Borrower:

(a)	cancel the Total Commitments; and/or

(b)	demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loans together with accrued interest and all other amounts accrued under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Banks; and/or

(d)	require the Borrower to exercise its rights to or exercise the Borrower’s rights to or require the Security Trustee to exercise its rights (if any) to:

(i)	call for immediate subscription of capital under the Sponsor Funding Agreement; and/or

(ii)	request loans under the Sponsor Funding Agreement; and/or

(iii)	call for immediate payment under any Letter of Credit; and/or

(e)	require the Security Trustee to exercise its rights under the Security Documents; and/or

(f)	give any notice regarding the payment of Insurance Proceeds; and/or

(g)	give notice to the Account Bank for the purposes set out in the Account Agreement; and/or

17.23.2	On and at any time after the occurrence of an Event of Default which is continuing immediately prior to the exercise of any of the following rights, the Security Trustee or the Agent or any person appointed by either of them may by notice to the Borrower from the Agent or Security Trustee exercise (in place of the Borrower) all of the Borrower’s rights and discretions and (acting as agent of the Borrower and/or jointly and severally with the Borrower) perform any obligations of the Borrower under any Project Contract for which there is a Direct Agreement.

17.23.3	Nothing in this Clause 17.23 (Acceleration) limits or affects any of the Finance Parties’ rights or remedies under or in respect of any Finance Documents.

17.24	No Independent Action

No Finance Party may, except with the prior consent of the Majority Banks:

17.24.1	enforce any Security Interest created or evidenced by any Security Document or require the Agent to enforce any such Security Interest;

17.24.2	sue for or institute any creditor’s process (including a Mareva injunction, garnishment, execution or levy, whether before or after judgment) in respect of any obligation (whether or not for the payment of money) owing to it under or in respect of any Finance Document;

17.24.3	take any step (including petition, application, notice of meeting or proposal to creditors) for the liquidation, winding-up or administration of, or any insolvency proceeding in relation to, the Borrower, or for a voluntary arrangement or scheme of arrangement in relation to the Borrower; or

17.24.4	apply for any order for an injunction or specific performance in respect of the Borrower in relation to any of the Finance Documents.

18.	FORECASTS

18.1	Time for Delivery of Forecasts

The Borrower shall, as of each Calculation Date, prepare a Forecast (in consultation with the Agent and the Banks’ Technical Adviser) in the manner set out in this Clause 18 (Forecasts).

18.2	Contents of Forecast

18.2.1	Each Forecast will set out:

(a)	details of the Forecast Assumptions on which it is based;

(b)	Discounted Cash Available for Debt Service as at the Calculation Date for that Forecast;

(c)	details of Cash Available for Debt Service for that Forecast;

(d)	the Loan Life Cover Ratio, as at the Calculation Date for that Forecast (on the assumption that the LME Cash Price is US$1,330 per metric tonne).

18.2.2	All projections and calculations to be made under this Clause 18 (Forecasts) shall be expressed and made in Dollars.

18.3	Forecast Assumptions

18.3.1	Each Forecast will be prepared and the Loan Life Cover Ratio calculated using the Computer Model and on the basis of Forecast Assumptions determined in accordance with this Clause 18 (Forecasts).

18.3.2	Where the manner of preparing any Forecast and determining the Loan Life Cover Ratio differs between the program on which the Computer Model operates and the provisions of this Agreement, this Agreement will prevail.

18.4	Procedures for Determining Forecast Assumptions

18.4.1	Not later than 60 Business Days prior to each Calculation Date the Borrower shall notify the Agent of its proposals (failing which the Agent shall make its own proposals) as to:

(a)	the additions and amendments (if any) to the Technical Assumptions (the “Existing Technical Assumptions”) that were the basis of the preceding Forecast which it believes are necessary:

(i)	to correct any deficiency in the form and structure of the Computer Model; or

(ii)	to take into account any circumstances that are not taken into account in the Existing Technical Assumptions but which it reasonably believes should be taken into account.

18.4.2	Within five Business Days after receipt of the notification referred to in paragraph 18.4.1 above, the Agent shall notify the Banks, the Borrower and the Banks’ Technical Adviser of:

(a)	the Borrower’s proposals or (if applicable) the Agent’s proposals under paragraph 18.4.1 above;

(b)	the additions and amendments (if any) to the Economic Assumptions (the “Existing Economic Assumptions”) that were the basis of the preceding Forecast which it believes are necessary:

(i)	to correct any deficiency in the form and structure of the Computer Model; or

(ii)	to take into account any circumstances that are not taken into account in the Existing Economic Assumptions but which it reasonably believes should be taken into account.

18.4.3	Each of the Banks shall, within 10 Business Days of receipt of the notification referred to in paragraph 18.4.2 above, notify the Agent whether they accept or reject the proposals of the Borrower and/or the Agent with respect to the Forecast Assumptions for that Forecast. If the Majority Banks do not accept any proposed Technical Assumption it shall be referred to the relevant Expert for resolution in accordance with Clause 18.5 (Submissions to the Expert). If the Majority Banks do not accept any proposal with respect to any Economic Assumption, then (subject to paragraph 18.4.4 below) the Banks shall within five Business Days, consult together in good faith with a view to agreeing a mutually acceptable Economic Assumption and the relevant Economic Assumption shall be the Economic Assumption agreed upon by the Majority Banks. In making any determination with respect to the Technical Assumptions pursuant to this Clause, the Banks may consult with the Agent and the Banks’ Technical Adviser.

18.4.4	If the Majority Banks accept the Agent’s proposals with respect to any of the Economic Assumptions or agree any of the Economic Assumptions as contemplated by paragraph 18.4.3 above, the Agent shall promptly notify the Borrower of that fact and, within five Business Days of receipt of such notification, the Borrower shall notify the Agent whether it accepts or rejects the relevant Economic Assumptions. If the Majority Banks do not agree any of the Economic Assumptions as contemplated by paragraph 18.4.3 above or the Borrower does not accept any proposal with respect to the Economic Assumptions made in accordance with this paragraph 18.4.4 then the dispute shall be referred to the Expert for resolution in accordance with Clause 18.5 (Submissions to the Expert).

18.4.5	The assumption with respect to the aluminium price may not be changed and shall not be referred to the Expert for recalculation in accordance with Clause 18.5 (Submissions to the Expert).

18.5	Submissions to the Expert

18.5.1	If the Borrower and/or the Majority Banks reject any proposals of the Majority Banks or the Borrower (as the case may be) with respect to the Forecast Assumptions or any additions or amendments to the Computer Model within any periods provided for in paragraphs 18.5.3 and 18.5.4, the Agent shall refer the disputed matter to an Expert for determination within five Business Days of any such rejection.

18.5.2	The Agent shall instruct the Expert to give his decision within 15 Business Days after the date of receipt of his instructions.

18.5.3	An Expert shall be a person having appropriate expertise with respect to, but no interest in the outcome of, the matter referred to him and shall be appointed by agreement between the Borrower and the Agent (after consultation with the Banks and the Banks’ Technical Adviser). Failing any such agreement within five Business Days of the first nomination of a person to be the Expert by either party, the Expert shall be a person having the characteristics outlined above and nominated on the application of the Agent. The costs of any reference to the Expert shall be borne by the person whom the Expert specifies or otherwise by the Borrower.

18.5.4	The Expert shall be given terms of reference agreed between the Borrower and the Agent properly stating the context in which the relevant referral is being made to him. The Borrower and the Agent may each provide the Expert with whatever supporting evidence they think appropriate.

18.5.5	The Expert shall not be bound to choose either the proposal made by the Borrower or that made by the Agent but shall be free to make his own determination of the point referred to him provided that for any determination to be final and binding as contemplated by this paragraph 18.5.5, the determination of the Expert must be (where applicable) within the range of possible Forecast Assumptions or range of possible revisions to the Computer Model which falls between and includes the relevant Forecast Assumption or revisions to the Computer Model (as the case may be) proposed by the Majority Banks or the Agent and the Borrower. The Expert’s determination, if it complies with the previous sentence, shall (except in the case of manifest error) be final and binding on all the Parties and shall be used in the relevant Forecast or Computer Model. If the Expert’s determination (where applicable) falls outside the range of possible Forecast Assumptions or revisions to the Computer Model referred to in the first sentence of this paragraph, then the Parties shall be bound by the proposed Forecast Assumptions or revisions to the Computer Model (as the case may be) which are closest to the Expert’s determination.

18.5.6	The Expert shall act as an expert in determining the matter referred to him and not as an arbitrator.

18.6	Preparation of Forecast

18.6.1	The Borrower shall prepare the Forecast within 30 days after each Calculation Date, using the Computer Model and on the basis of the Forecast Assumptions as determined in accordance with Clauses 18.4 (Procedures for determining Forecast Assumptions) and 18.5 (Submissions to the Expert).

18.6.2	Within 30 days after each Calculation Date, the Borrower shall give a copy of the Forecast to the Agent, each Bank and the Banks’ Technical Adviser.

18.6.3	The Borrower represents and warrants to each Finance Party that:

(a)	the method of calculating the figures referred to in Clause 18.2.1 (the “Relevant Figures”) contained in the Computer Model is consistent in all material respects with the method for doing so referred to in this Clause 18 (Forecasts); and

(b)	upon delivery of each Forecast, the Relevant Figures specified in it have been calculated in accordance with, and using, the Computer Model.

These representations shall be deemed to be repeated on each Calculation Date.

18.6.4	Notwithstanding paragraph 18.6.3 above, if the Agent (after comparison of the Relevant Figures contained in a Forecast with the figures produced by its own simulation of the Computer Model (using the same Forecasting Assumptions)) considers that the Relevant Figures have not been so calculated, it may notify the Borrower (or the Banks’ Technical Adviser, as the case may be) accordingly within seven Business Days of receipt by it of a Forecast. If any such notification is given, the Borrower and the Agent shall consult together within five Business Days of the notification with a view to establishing and agreeing whether or not the Relevant Figures have been properly calculated as contemplated by paragraph 18.6.3 above.

18.6.5	If the Borrower and the Agent do not agree any such disputed issue within five Business Days after the notification under paragraph 18.6.4 above, then the matter shall be referred to the Expert for resolution and Clauses 18.5.2 to 18.5.6 shall apply. In the event of any such dispute, unless and until resolution of the dispute, the Agent’s simulation of the Computer Model shall prevail over the Computer Model so that all references in this Agreement shall be construed as references to that simulation and Forecasts shall be prepared, and the Relevant Figures calculated, using that simulation but not so as to require a prepayment pursuant to Clauses 7.4.2 and 7.4.3 or give rise to any breach or Default pursuant to Clause 16.35.

18.7	Computer Model

18.7.1	By notice to the Borrower, the Agent (after consultation with the Borrower, the Banks and, if appropriate, the Banks’ Technical Adviser) may, at any time and at the expense of the Borrower, make such revisions to the Computer Model as may be reasonably required for the purpose of:

(a)	correcting any error in the form or structure of the Computer Model; or

(b)	incorporating any additional assumptions agreed or determined pursuant to any of Clauses 18.3 (Forecast Assumptions), 18.4 (Procedures for determining Forecast Assumptions) and 18.5 (Submissions to the Expert).

The Agent’s determination of the revisions that are so required shall (in the absence of mathematical or manifest error) be final and conclusive.

18.7.2	If the Computer Model is revised, the Agent shall promptly notify the Borrower and the Banks of the revision and provide the Borrower with a diskette with a copy of the same. Any such notice shall be accompanied by a certificate from the Banks’ Model Adviser that the relevant revisions have been made to the Computer Model.

18.7.3	In the event that the Borrower notifies the Agent that there is a mathematical or manifest error in the revisions made by the Agent to the Computer Model pursuant to this Clause 18.7 (Computer Model) and the Agent and the Borrower are unable to agree on the revisions so required, then either party may refer the same to the Expert for resolution in accordance with Clause 18.5 (Submissions to the Expert).

18.8	Period for which Figures are Valid

The Loan Life Cover Ratio and other dates and figures specified in an applicable Forecast will once finally determined apply on and as from the relevant Calculation Date until next recalculated in accordance with this Clause 18 (Forecasts) in an applicable Forecast.

18.9	Calculation of Debt Service Cover Ratio

The Borrower shall calculate the Debt Service Cover Ratio as of each Calculation Date within 30 days after each Calculation Date on the following basis:

18.9.1	figures shall be taken from the financial information for the relevant period or as at the relevant date provided in accordance with Clause 16.2.1 and 16.2.2

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(Financial Information) and in accordance with the provisions of this Clause 18 (Forecasts);

18.9.2	the calculation shall be made in accordance with:

(a)	such international accounting standards (consistently applied) as were applied in the Computer Model at the date of this Agreement; and

(b)	those principles and practices which are consistent with those applied and reflected in the Computer Model at the date of this Agreement.

18.9.3	The Borrower shall (at its expense) supply to the Agent and the Banks’ Technical Adviser within 30 days of each Calculation Date a certificate (the “DSCR Certificate”) setting out in reasonable detail the Borrower’s determinations of the Debt Service Cover Ratio.

18.9.4	The Agent and/or the Banks’ Technical Adviser may, by notice to the Borrower (with a copy to the Banks’ Technical Adviser or the Agent) (as appropriate) within five Business Days of receipt of any certificate referred to in Clause 18.9.1 above dispute any of the determinations contained in such certificate. If the Agent and/or the Banks’ Technical Adviser does so, the Borrower, the Banks’ Technical Adviser and the Agent shall consult together within five Business Days of such notification with a view to establishing and agreeing the figures in the certificate.

18.9.5	In the absence of any notification pursuant to Clause 18.9.4 within the requisite time period, the Agent and Banks’ Technical Adviser will be deemed to have accepted the certificate and the calculations contained therein and any references to Debt Service Cover Ratio in this Agreement as at the date stated in the Borrower’s certificate shall be construed as references to the amounts set out in that certificate.

18.9.6	If a notification is given under Clause 18.9.4 above and the Borrower, the Agent and the Banks’ Technical Adviser fail to reach agreement within five Business Days after such notification, then the matter shall be referred to the Expert for determination and Clauses 18.5.2 to 18.5.6 shall apply as if references to Forecasts and Computer Model were references to the Debt Service Cover Ratio.

18.9.7	In the event of any such dispute, unless and until resolution of the dispute, the figures as at a specific date for the Debt Service Cover Ratio for the purposes of this Agreement shall be construed as those determined by the Agent (after consultation with the Banks’ Technical Adviser) but not so as to require a prepayment pursuant to Clauses 7.4.2 and 7.4.3, or give rise to a breach or Default pursuant to Clause 16.35.

18.10	Determination of Discount Rate

The Agent shall determine the applicable Discount Rate at or about 11 am on the day three Business Days prior to each Calculation Date and shall notify the Borrower no later than the following Business Day. For this purpose, the Agent shall seek relevant fixed swap rates from three Banks (as reasonably selected in consultation with the Borrower) and shall use the average rate quoted. For the avoidance of doubt, such rate shall not take into account any credit assessment of the Borrower.

19.	THE AGENT, THE SECURITY TRUSTEE, THE ARRANGERS AND THE ACCOUNT BANK

19.1	Appointment and Duties of the Agent

19.1.1	Each Finance Party (other than the Agent or the Security Trustee (as the case may be)) irrevocably appoints the Agent and the Security Trustee to act as its agent under and in connection with the Finance Documents.

19.1.2	Each Party appointing the Agent and the Security Trustee irrevocably authorises each of the Agent and the Security Trustee on its behalf to:

(a)	perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(b)	execute as agent for that Party each Finance Document to which the Agent and/or the Security Trustee is a party.

19.1.3	The Agent and the Security Trustee have only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

19.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

19.3	Relationship

The relationship between each of the Agent and the Security Trustee and the other Finance Parties is that of agent and principal only. Except as contemplated by the Security Documents, nothing in this Agreement constitutes the Agent or the Security Trustee as trustee or fiduciary for any other Party or any other person and neither the Agent nor the Security Trustee need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

19.4	Majority Banks’ Instructions

19.4.1	Each of the Agent and the Security Trustee will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions, each of the Agent and the Security Trustee may act as it considers to be in the best interests of all the Banks and shall be deemed to have acted with the approval of all the Banks.

19.4.2	Neither the Agent nor the Security Trustee is authorised to act in the name of a Bank (without first obtaining that Bank’s consent) in any legal proceedings in relation to any Finance Document provided that nothing in this paragraph shall prevent the Security Trustee enforcing any Security Interest under the Security Documents.

19.4.3	Each of the Agent and the Security Trustee may refrain from doing anything which would or might in its reasonable opinion (a) be contrary to the law of any applicable jurisdiction or any applicable official directive or (b) render it liable to any person, and may do anything which in its reasonable opinion (acting on legal advice) is necessary to comply with any such law or directive. If the Agent and/or the Security Trustee is under an obligation to act reasonably no Bank shall be entitled to require it to act otherwise.

19.5	Delegation

Each of the Agent and the Security Trustee may act under the Finance Documents through its personnel and agents.

19.6	Responsibility for Documentation

None of the Agent, the Security Trustee, the Arrangers or the Account Bank is responsible to any other Party for:

19.6.1	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

19.6.2	the collectability of amounts payable under any Finance Document; or

19.6.3	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (including the Information Memorandum).

19.7	Default

19.7.1	None of the Agent, the Security Trustee or the Account Bank is obliged to monitor or enquire as to whether or not a Default has occurred. None of the Agent, the Security Trustee or the Account Bank will be deemed to have knowledge of the occurrence of a Default unless it has received actual written notice to that effect from any Party. However, if the Agent, the Security Trustee or the Account Bank receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks (in the case of the Account Bank, through the Agent).

19.7.2	Each of the Agent and the Security Trustee may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

19.8	Exoneration

19.8.1	Without limiting paragraph 19.8.2 below, none of the Agent, the Security Trustee or the Account Bank will be liable to any other Party for any action taken or not taken by it under or in connection with any Document, unless directly caused by its gross negligence or wilful misconduct.

19.8.2	No Party may take any proceedings against any officer, employee or agent of the Agent, Security Trustee and/or Account Bank in respect of any claim it might have against the Agent, the Security Trustee and/or Account Bank or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Document. Any such officer, employee or agent may rely on this paragraph 19.8.2 and enforce its rights under the Contracts (Rights of Third Parties) Act 1999.

19.9	Reliance

Each of the Agent, the Security Trustee and the Account Bank may:

19.9.1	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

19.9.2	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

19.9.3	engage, pay for and rely on legal or other professional advisers selected by it (including those in its employment and those representing a Party other than itself).

19.10	Credit Approval and Appraisal

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

19.10.1	has made its own independent investigation and assessment of the structure of the Project, the form and substance of the Documents and the documents listed in Schedule 2, the financial condition and affairs of the Borrower, the parties to the Project Contracts and their respective related entities in connection with its participation in this Agreement and has not relied on any information provided to it by the Agent, the Security Trustee, the Account Bank or the Arrangers in connection with any Finance Document; and

19.10.2	will continue to make its own independent appraisal of the matters referred to in paragraph 19.10.1 above while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

19.11	Information

19.11.1	Each of the Agent and the Security Trustee shall promptly forward to the person concerned the original or a copy of any document which is delivered to it by a Party for that person.

19.11.2	Each of the Agent and the Security Trustee shall promptly supply a Bank with a copy of each document received by it under Clause 4 (Conditions Precedent) (other than any Fee Letter) upon the request of that Bank and at the reasonable expense of the Borrower.

19.11.3	Except where this Agreement specifically provides otherwise, neither the Agent nor the Security Trustee is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

19.11.4	Except as provided above, neither the Agent nor the Security Trustee has any duty:

(a)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the Borrower whether coming into its possession before, on or after the date of this Agreement; or

(b)	unless specifically requested to do so by a Bank in accordance with a Finance Document to request any certificates or other documents from the Borrower.

19.12	The Agent, the Security Trustee, the Arrangers and the Account Bank individually

19.12.1	If it is also a Bank, each of the Agent, the Security Trustee, the Arranger and the Account Bank has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent, the Security Trustee, an Arranger or the Account Bank.

19.12.2	Each of the Agent, the Security Trustee, the Arrangers and the Account Bank may:

(a)	carry on any business with the Borrower, any party to the Documents or their respective related entities;

(b)	act as agent or trustee for, or in relation to any financing involving, the Borrower, any party to the Documents or their respective related entities; and

(c)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

19.12.3	In acting as the Agent or the Security Trustee, the agency and/or trustee division of the Agent or the Security Trustee (as the case may be) will be treated as a separate entity from its other divisions and departments. Any information acquired by the Agent or the Security Trustee which, in its opinion, is acquired by it otherwise than in its capacity as the Agent or Security Trustee may be treated as confidential by the Agent or the Security Trustee and will not be deemed to be information possessed by the Agent or Security Trustee in its capacity as such.

19.12.4	The Borrower irrevocably authorises each of the Agent, the Security Trustee and the Account Bank to disclose any information which, in its opinion, is received by it in its capacity as the Agent, the Security Trustee or the Account Bank to the other Finance Parties.

19.13	Indemnities

19.13.1	Without limiting the liability of the Borrower under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent for that Bank’s proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct.

19.13.2	Without limiting the liability of the Borrower under the Finance Documents, each Bank shall forthwith on demand indemnify the Security Trustee for that Bank’s proportion of any liability or loss incurred by the Security Trustee in any way relating to or arising out of its acting as the Security Trustee, except to the extent that the liability or loss arises directly from the Security Trustee’s gross negligence or wilful misconduct.

19.13.3	A Bank’s proportion of the liability set out in paragraphs 19.13.1 and 19.13.2 above will be the proportion which its participation in the Loans (if any) bears to all the Loans on the date of the demand. If, however, there is no Loan outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

19.13.4	The Borrower shall forthwith on demand reimburse each Bank for any payment made by it under paragraph 19.13.1 and 19.13.2 above.

19.14	Compliance

19.14.1	Each of the Agent, the Security Trustee and the Account Bank may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

19.14.2	Without limiting paragraph 19.14.1 above, none of the Agent, the Security Trustee or the Account Bank need disclose any information relating to the Borrower, any Major Project Party, the issuer of any Letter of Credit, any Contractor or any of their respective related entities if the disclosure might, in the opinion of the Agent or the Security Trustee, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

19.15	Resignation of the Agent and the Security Trustee

19.15.1	Notwithstanding its irrevocable appointment, the Agent and/or the Security Trustee may resign by giving notice to the Banks and the Borrower, in which case the Agent or the Security Trustee (as the case may be) may forthwith appoint one of its Affiliates as successor Agent or Security Trustee or, failing that, the Majority Banks may after consultation with the Borrower appoint a successor Agent or Security Trustee.

19.15.2	If the appointment of a successor Agent and/or the Security Trustee is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent and/or the Security Trustee which accepts the appointment, the Agent may appoint a successor Agent and/or the Security Trustee may appoint a successor Security Trustee.

19.15.3	The resignation of the Agent or Security Trustee and the appointment of any successor Agent or Security Trustee will both become effective only upon the successor Agent or Security Trustee notifying all the Parties that it accepts its appointment. On giving the notification, the successor will succeed to the position of the Agent or the Security Trustee and the term “Agent” or “Security Trustee” will mean that successor.

19.15.4	The retiring Agent or Security Trustee shall, at its own cost, make available to the successor Agent or Security Trustee such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions as the Agent or Security Trustee under this Agreement.

19.15.5	Upon its resignation becoming effective, this Clause 19 will continue to benefit the retiring Agent and/or Security Trustee in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent and/or Security Trustee, and, subject to paragraph 19.15.4 above, it shall have no further obligations under any Finance Document.

19.15.6	The Majority Banks may, by notice to the Agent and/or the Security Trustee, require it to resign in accordance with paragraph 19.15.1 above. In this event, the Agent and/or the Security Trustee shall resign in accordance with paragraph 19.15.1 above but it shall not be entitled to appoint one of its Affiliates as a successor pursuant to paragraph 19.15.1 above.

19.16	Banks

19.16.1	Each of the Agent and the Security Trustee may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Bank to the contrary.

19.16.2	Each of the Agent and the Security Trustee may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

19.16.3	Each Bank shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 7 (Mandatory Cost Formulae).

19.17	Bank Confirmation

Each Bank confirms in writing to the Agent (on the date hereof, or, in the case of a Bank which becomes a party hereto pursuant to a transfer, novation or assignment, on the date on which the relevant transfer, novation or assignment becomes effective) that either:

19.17.1	it is not resident for tax purposes in the United Kingdom and is beneficially entitled to the Loans and the interest thereon; or

19.17.2	it is a bank for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 and is beneficially entitled to the Loans and the interest thereon,

and each Bank in favour of the Agent agrees to notify the Agent if there is any change in its position from that set out above.

19.18	Agent and Security Trustee as Trustee

19.18.1	Each of the Agent and the Security Trustee in its capacity as trustee or otherwise under the Finance Documents:

(a)	is not liable for any failure, omission or defect in perfecting or registering the security constituted or created by any Finance Document;

(b)	may accept without enquiry such title as any Group Company may have to any asset secured by any Security Document; and

(c)	is not under any obligation to hold any Finance Document or any other document in connection with the Finance Documents or the assets secured by any Finance Document (including title deeds) in its own possession or to take any steps to protect or preserve the same. The Agent may permit a Group Company to retain any Finance Document or other document in its possession.

19.18.2	Save as otherwise provided in the Finance Documents, all moneys which under the trusts contained in the Finance Documents are received by each of the Agent and/or Security Trustee in its capacity as trustee or otherwise may be invested in the name of or under the control of the Agent and/or Security Trustee in any investment authorised by English law for the investment by trustees of trust money or in any other investments which may reasonably be selected by the Agent and/or Security Trustee. Additionally, the same may be placed on deposit in the name of or under the control of the Agent and/or Security Trustee at such bank or institution (including the Agent and/or Security Trustee) and upon such terms as the Agent and/or Security Trustee may reasonably think fit.

19.19	Parallel Debt and Security

19.19.1	For the purpose of ensuring and preserving the validity and continuity of the security rights created under or pursuant to the Finance Documents, the Borrower hereby irrevocably and unconditionally undertakes to pay to the Security Trustee any and all amounts owing by the Borrower to the Finance Parties under the Finance Documents and the Borrower and the Security Trustee acknowledge that for this purpose the Borrower’s obligations to the Finance Parties under the Finance Documents (the “Obligations”) are also obligations and liabilities of the Borrower to the Security Trustee under the Finance Documents which are separate and independent from, and without prejudice to, the identical obligations which the Borrower has to the Finance Parties under the Finance Documents, provided that the amounts due and payable under this Clause 19.19 (the “Parallel Debt”) shall be decreased to the extent that the Borrower has paid any amounts to the Finance Parties or any of them in respect of the Obligations and vice versa and that the Parallel Debt shall not exceed the aggregate of identical obligations which the Borrower has to the Finance Parties under the Finance Documents. Nothing in this Clause 19.19 shall in any way negate or affect the obligations which the Borrower has to the Finance Parties under the Finance Documents in respect of the Obligations. For the purpose of this Clause 19.19 the Security Trustee acts in its own name and on behalf of itself and not as agent or representative of any other party hereto and any security rights granted to the Security Trustee to secure the Parallel Debt are granted to the Security Trustee in its capacity as creditor of the Parallel Debt.

19.19.2	Without limiting or affecting the Security Trustee’s rights against the Borrower (whether under this paragraph or under any other provision of the Finance Documents), the Security Trustee agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Trustee’s right to act in the protection or preservation of rights under or to enforce any Finance Document (or to do any act reasonably incidental to any of the foregoing).

20.	FEES

20.1	Arrangement Fee

The Borrower shall on the date of this Agreement pay to each Arranger an arrangement fee in the amount agreed in the engagement letter dated 2 May 2003 together with supplemental letter dated 2 May 2003 and the amended and restated supplemental letter dated 24 July 2003. This fee shall be distributed by the Arrangers among the Banks in accordance with the arrangements agreed by each Arranger with the Banks.

20.2	Agent’s and Security Trustee’s Fee

The Borrower shall pay to each of the Agent and the Security Trustee for its own account an agency fee in the amount agreed in and in accordance with each Fee Letter.

20.3	Advisers’ Fees

The Borrower shall pay the reasonable costs and expenses of the Banks’ Advisers and any advisers appointed pursuant to Clause 27 (Advisers) subject to any separate written agreements reached between the Borrower and the Banks’ Advisers prior to the date of this Agreement.

20.4	Participation Fee

The Borrower shall on the date of this Agreement pay to each Arranger a participation fee in the amount and at the times agreed in the engagement letter dated 2 May 2003 together with supplemental letter dated 2 May 2003 and the amended and restated supplemental letter dated 24 July 2003. This fee shall be distributed by the Arrangers among the Banks in accordance with the arrangements agreed by each Arranger with the Banks.

20.5	Commitment Fee

20.5.1	The Borrower shall pay to the Agent for each Bank a commitment fee in Dollars computed at the rate of 0.50 percent per annum on the undrawn, uncancelled amount of that Bank’s Commitment during the Commitment Period.

20.5.2	Accrued commitment fee is payable quarterly in arrears. Accrued commitment fee shall also be payable to the Agent for the relevant Bank on the cancelled amount of its Commitment at the time the cancellation comes into effect.

20.6	VAT

Any fee referred to in this Clause 20 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

21.	EXPENSES

21.1	Initial and Special Costs

The Borrower shall forthwith on demand pay the Agent, the Security Trustee each Arranger and the Technical Committee the amount of all reasonable costs and expenses (including legal fees) incurred by them (in accordance with the terms of any written arrangement recorded in respect thereof (if one exists)) in connection with:

21.1.1	the review of the Project Contracts and any other agreements to which any Group Company is or becomes a party;

21.1.2	the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement; and

21.1.3	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document or a document referred to in any Finance Document;

21.1.4	the original syndication of the facility prior to the date of this Agreement; and

21.1.5	any meetings of the Technical Committee provided for in Clause 16.5 (Access and Consultation).

21.2	Enforcement Costs

The Borrower shall forthwith on demand pay to:

21.2.1	each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document; and

21.2.2	the Agent and/or Security Trustee the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by it in investigating any Default where the Agent and/or the Security Trustee reasonably believes that such Default has occurred.

22.	STAMP DUTIES

The Borrower shall pay, and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document (other than a Novation Certificate).

23.	INDEMNITIES

23.1	Currency Indemnity

23.1.1	If a Finance Party receives an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document:

(a)	the Borrower shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(b)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(c)	the Borrower shall forthwith on demand pay to the Finance Party concerned any exchange costs and taxes payable in connection with any such conversion.

23.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other Indemnities

The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

23.2.1	the occurrence of any Default;

23.2.2	the operation of Clause 17.23 (Acceleration) or Clause 30 (Pro Rata Sharing);

23.2.3	any payment of principal or an overdue amount by the Borrower being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period (as defined in Clause 9.3 (Default Interest)) relative to the amount so received;

23.2.4	(other than by reason of negligence or default by a Finance Party) a Loan not being made after the Borrower has delivered a Request or a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment;

23.2.5	any Environmental Claim or any actual or alleged breach of any Environmental Law or Environmental Approval to the extent that the loss or liability incurred by the Finance Party would not have arisen if this Agreement or any of the other Finance Documents had not been executed (other than as a result of its grossly negligent acts or wilful misconduct); or

23.2.6	the entry into or performance by it of any Direct Agreement or any step-in indemnity or similar undertaking or obligations given or assumed by it under or in respect of any Direct Agreement (including, without limitation, any payments made to or on behalf of the Borrower in connection with any Direct Agreement).

The Borrower’s liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

24.2	Certificates and Determinations

Any certification or determination by a Finance Parry which is required to be made by it of a rate, amount or calculation under the Finance Documents is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

24.3	Calculations

24.3.1	Interest and the fee payable under Clause 20.5 (Commitment Fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days.

24.3.2	Unless a Finance Document otherwise provides, the Agent’s spot rate of exchange for the purchase of one currency in the London foreign exchange market with another at or about 11.00 a.m. on the day of calculation for delivery two Business days’ later shall be used to calculate the equivalent of one currency in another.

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

25.1.1	Subject to Clause 25.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Borrower and the Majority Banks and, in the case of any Hedging Agreement, with the consent of the relevant Hedging Bank. The Agent may effect, on behalf of the Finance Parties, an amendment or waiver to which the Majority Banks have agreed.

25.1.2	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph 25.1.1 above, and any such amendment or waiver shall be binding on all the Parties.

25.2	Exceptions

25.2.1	An amendment or waiver not agreed by a Bank and which relates to:

(a)	the definition of “Majority Banks” in Clause 1.1 (Definitions);

(b)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to that Bank under the Finance Documents (including, without limitation, the Margin and any fee payable under clause 20.5 (Commitment Fee);

(c)	an increase in that Bank’s Commitment;

(d)	a term of a Finance Document which expressly requires the consent Of that Bank;

(e)	any release of any Security Interest under any Security Document except where its consent has been expressly provided in the Finance Documents; or

(f)	Clause 2.2 (Nature of a Finance Party’s Rights and Obligations), Clause 16.23 (Scope of Business), Clause 26.2 (Transfers by Banks), Clause 30 (Pro Rata Sharing) or this Clause 25 (Amendments and Waivers), is not binding on that Bank.

25.2.2	An amendment or waiver which relates to the rights and/or obligations of the Agent or the Security Trustee may not be effected without the agreement of the Agent or the Security Trustee.

25.3	Waivers and Remedies Cumulative

The rights of each Finance Party under the Finance Documents:

25.3.1	may be exercised as often as necessary;

25.3.2	are cumulative and not exclusive of its rights under the general law; and

25.3.3	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Transfers by Borrower

The Borrower may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

26.2	Transfers by Banks

26.2.1	A Bank (the “Existing Bank”) may, subject to paragraph 26.2.2 below, at any time assign, transfer or novate any part of its Commitment and/or any of its rights and/or obligations under this Agreement to another bank or financial institution (the “New Bank”).

26.2.2	A transfer of part of a Commitment must be in a minimum amount of at least $5,000,000.

26.2.3	A transfer of obligations will be effective only if either:

(a)	the obligations are novated in accordance with Clause 26.3 (Procedure for Novations); or

(b)	the New Bank confirms to the Agent and the Borrower that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

26.2.4	Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

26.2.5	On each occasion an Existing Bank assigns, transfers or novates any of its Commitment and/or any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of $1,000.

26.2.6	An Existing Bank is not responsible to a New Bank for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

26.2.7	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of each Group Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Group Company and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

26.2.8	Nothing in any Finance Document obliges an Existing Bank to:

(a)	accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

(b)	support any losses incurred by the New Bank by reason of the non- performance by any Group Company of its obligations under the Finance Documents or otherwise.

26.2.9	Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

26.3	Procedure for Novations

26.3.1	A novation is effected if:

(a)	the Existing Bank and the New Bank deliver to the Agent a duly completed certificate, substantially in the form of Schedule 4 (a “Novation Certificate”); and

(b)	the Agent executes it.

26.3.2	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf which, subject to the terms of this Agreement, it shall execute save where it would incur any liability as a consequence of so executing.

26.3.3	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(a)	the Existing Bank and the other Parties (the “existing Parties”) will be released from their obligations to each other (the “discharged obligations”);

(b)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(c)	the rights of the Existing Bank against the existing Parties and vice versa (the “discharged rights”) will be cancelled; and

(d)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

26.4	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Borrower) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

26.5	Register

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

26.6	Additional Payments

If following any assignment, transfer or novation of all or any part of the rights or obligations of a Bank to a New Bank under Clause 26.2 (Transfers by Banks) any additional amount is required to be paid to the New Bank by a Borrower under Clauses 11 (Taxes) or 13 (Increased Costs) as a result of laws or regulations in force at the time of that assignment, transfer or novation, then the New Bank will be entitled to receive any such amount only to the extent that the Existing Bank would have been so entitled had there been no assignment, transfer or novation.

27.	ADVISERS

27.1.1	Subject to paragraph 27.1.2 below, the Agent may with the prior approval of the Majority Banks and following consultation with the Borrower, if any of the Banks’ Advisers resign or their appointments otherwise cease or are terminated, appoint a new adviser replacing such Banks’ Adviser.

27.1.2	If the Majority Banks are unable to agree on the appointment of a new Banks’ Adviser within 30 days of notification to them by the Agent of alternative advisers, the Agent may appoint a new Banks’ Adviser as it thinks fit.

28.	DISCLOSURE OF INFORMATION

A Bank may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

28.1.1	a copy of any Document;

28.1.2	the Information Memorandum; and

28.1.3	any information which that Bank has acquired under or in connection with any Document,

only after the person (other than any Affiliate) to whom such disclosure is proposed to be made has executed a Confidentiality Agreement.

29.	SET-OFF

A Finance Party may set off any matured obligation owed by the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

30.	PRO RATA SHARING

30.1	Redistribution

If any amount owing by the Borrower under the Finance Documents to a Finance Party (the “recovering Finance Party”) is discharged by payment, set-off (other than the transaction fees of the Account Bank) or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a “recovery”), then:

30.1.1	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

30.1.2	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

30.1.3	subject to Clause 30.3 (Exceptions), the recovering Finance Party shall within three Business Days of demand by the Agent pay to the Agent an amount (the “redistribution”) equal to the excess;

30.1.4	the Agent shall treat the redistribution as if it were a payment by the Borrower under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial Payments); and

30.1.5	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph 30.1.4 above and the Borrower will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

30.2	Reversal of Redistribution

If under Clause 30.1 (Redistribution):

30.2.1	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

30.2.2	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, Thereupon, the subrogation in Clause 30.1.5 (Redistribution) will operate in reverse to the extent of the reimbursement.

30.3	Exceptions

30.3.1	A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 30.1.5 (Redistribution).

30.3.2	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

31.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

31.1.1	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

31.1.2	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.	NOTICES

33.1	Giving of Notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated may be made by letter, telex or facsimile. Any such notice will be deemed to be given as follows:

33.1.1	if by letter, when delivered personally or on actual receipt;

33.1.2	if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice; and

33.1.3	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place. Without affecting the validity of any notice delivered in accordance with paragraph 33.1.3 above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party.

33.2	Addresses for Notices

33.2.1	The address and facsimile number of each Party (other than the Borrower and the Agent) for all notices under or in connection with the Finance Documents are:

(a)	those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or

(b)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

33.2.2	The address and facsimile number of the Borrower are:

Nordural hf
Grundartangi
301 Akranes
Iceland

Attention: Managing Director and Finance Manager
Tel: 00 354 430 1000
Fax: 00 354 430 1001

with a copy to:

Columbia Ventures Corporation
16703 S.E. McGillivray Boulevard
Suite 210
Vancouver
Washington
98603 USA

Attention: Kenneth Peterson
Tel: 001 360 882 1052
Fax: 001 360 882 2068

or such other as the Borrower may notify to the Agent by not less than five Business Days’ notice.

33.2.3	The address and facsimile number of the Agent are:

The Royal Bank of Scotland plc
5th Floor, Structured Finance
135 Bishopsgate
London EC2M 3UR

Attention: Graham Boreham
Tel: +44 (0)20 7375 8719
Fax: +44 (0)20 7375 8762

or such other as the Agent may notify to the other Parties by not less than 5 Business Days’ notice.

33.2.4	The address and facsimile number of the Security Trustee are:

BNP Paribas S.A.
37 place du Marché Saint-Honoré
75031 PARIS Cedex 01
France

Attention: Thierry Bonnel
Tel: +33 1 42 98 18 64
Fax: +33 1 42 98 43 17

33.2.5	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this Clause.

34.	LANGUAGE

34.1.1	Any notice given under or in connection with any Finance Document shall be in English.

34.1.2	All Other documents (other than financial statements of the companies referred to in Clause 16.2.3) provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)	if not in English, if requested by the Agent, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

35.	USE OF WEBSITES

35.1.1	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Banks (the “Website Banks”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(a)	the Agent expressly agrees (after consultation with each of the Banks) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

35.1.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

35.1.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

if the Borrower notifies the Agent under Clauses 35.1.3(a) or 35.1.3(e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

35.1.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

36.	JURISDICTION

36.1	Submission

For the benefit of each Finance Party, the Borrower agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

36.2	Service of Process

Without prejudice to any other mode of service, the Borrower:

36.2.1	irrevocably appoints DLA (reference Nigel Drew/Matthew Saunders) of 3 Noble Street, London, EC2V 7EE, U.K as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

36.2.2	agrees to maintain such an agent for service of process in England for so long as any amount is outstanding under this Agreement or any Commitment is in force.

36.2.3	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned;

36.2.4	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 33.2 (Addresses for Notices); and

36.2.5	agrees that if the appointment of any person mentioned paragraph 36.2.1 above ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent is entitled to appoint such person by notice to the Borrower.

36.3	Forum Convenience and Enforcement Abroad

The Borrower:

36.3.1	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

36.3.2	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

36.4	Non-Exclusivity

Nothing in this Clause 36 limits the right of a Finance Party to bring proceedings against the Borrower in connection with any Finance Document:

36.4.1	in any other court of competent jurisdiction; or

36.4.2	concurrently in more than one jurisdiction.

37.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.